Exhibit 10.35

ASSET PURCHASE AGREEMENT

Between

MOBIL OIL CORPORATION

and

AGRIFOS FERTILIZER L.P.

Dated as of September 10, 1998

EXHIBITS AND SCHEDULES

Exhibit A	Form of Agreement Regarding Security
Exhibit B	Form of Tolling Agreement Release
1.7	Assigned Easements
1.46	Fixtures and Equipment (Tangible Personal Property)
1.48	Governmental Authorizations
1.61	Knowledge
1.81	Other Real Property Interests
1.83	Non-Assignable Contracts and Non-Assigned Contracts
1.92	Real Property
1.96	Description of Roadway
4.2(e)	Opinion Letter of Buyer’s Counsel
4.3(f)	Opinion Letter of Seller’s Counsel
5.2(a)	Mobil Standards
7.3	Mobil’s Consents and Approvals
7.6(a)	Litigation and Claims
7.6(b)	Claims Affecting Transferred Assets
7.8(a)	Mobil Benefit Plans
7.8(b)	Mobil Benefit Arrangements
7.9	Compliance with Laws
7.10(a)	Labor Matters
7.10(b)	Employee List
7.11	Contracts
7.12	Permitted Encumbrances
7.14(c)	Mechanics’, Materialmen’s or Other Liens
7.14(g)	Description of 30 Foot Strip
7.14(i)	Certain Easements
7.,14(j)	Easements Not Located
8.3	Buyer’s Consents and Approvals
9.1(d)	Retiree Medical Plan Eligibility
10.4(b)	Identified Environmental Conditions
10.7	Subsequent Asset Sales by Buyer
12.1(a)	Municipally Financed Property
12.1(b)	1997 Municipal Bond Documents

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), dated as of the 10th day of September, 1998, by and between MOBIL OIL CORPORATION, a New York corporation with offices and principal place of business at 3225 Gallows Road, Fairfax, Virginia 22037 (“Mobil”), and AGRIFOS FERTILIZER L.P., a limited partnership organized under the laws of the State of Texas with offices and principal place of business at 667 Madison Avenue, New York, New York 10021 (“Buyer”). Mobil and Buyer may be referred to individually as “Party” and collectively as “Parties”.

WITNESSETH

WHEREAS, Mobil desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Mobil, certain real property and related phosphate fertilizer plant operations known as the Pasadena, Texas Fertilizer Facility located in Pasadena, Texas;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

The following terms shall be used in this Agreement with their respective definitions and shall be interpreted in accordance with Section 1.111, herein:

1.1	“Affiliates” shall mean, with respect to any Person (as defined in Section 1.85), any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

1.2	“Agreement” shall mean this Agreement along with any attachments hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

1.3	“Agreement Regarding Security” shall mean that certain Agreement Regarding Security in the form of Exhibit A attached hereto.

1.4	“Agrifos Retiree Medical Plan” shall have the meaning set forth in Section 9.1(e).

1.5	“Ammonia Tank “ shall mean the 79’ diameter by 72’4” high, double wall steel storage tank with a maximum holding capacity of 7,500 tons of anhydrous ammonia located at the west-end of the Pasadena Facility.

1.6	“Approved Imported Rock” shall have the meaning set forth in Section 5.1(b).

1.7	“Assigned Easements” shall mean those certain easements set forth on Schedule 1.7.

1.8	“Assumed Liabilities” shall have the meaning set forth in Section 6.1.

1.9	“Bonds” shall have the meaning set forth in Section 12.1.

1.10	“Books and Records” shall mean all lists, files and documents (including, without limitation, all computer media, i.e., computer disks and computer tapes) relating to those suppliers of the Pasadena Facility whose contracts with Mobil are included among the Transferred Assets, all ledgers and underlying books of original entry and other financial records of the Pasadena Facility, appropriate Employee-related records and documents, and all other records and documents of the Pasadena Facility.

1.11	“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

1.12	“Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.13	“Buyer Cap” shall mean Five Hundred Thousand Dollars ($500,000).

1.14	“Buyer Indemnified Parties” shall have the meaning set forth in Section 14.3.

1.15	“Buyer Employees” shall have the meaning set forth in Section 9.1(a).

1.16	“Buyer Losses” shall have the meaning set forth in Section 14.3(a).

1.17	“Buyer’s NORM” shall have the meaning set forth in Section 5.2(e).

1.18	“Claims” shall mean any and all written claims, demands, charges, citations, suits, litigation, proceedings, arbitrations, investigations, actions, causes of action, assessments, orders, directives, notices of potential responsibility or liability, notices of violations and assessments.

1.19	“Claim Notice” shall have the meaning set forth in Section 14.4(a).

1.20	“Closing” shall mean the closing of the transactions contemplated by this Agreement.

1.21	“Closing Date” shall have the meaning set forth in Section 4.1(a).

1.22	“Closing Statement” shall have the meaning set forth in Section 3.1.

1.23	“Closure” shall mean closure of each gypsum stack, including treatment of all process water generated, resulting from or used in connection with the Existing Gypsum Stacks and all post-closure care, monitoring or other costs and expenses associated therewith, in accordance with applicable Laws and permits in effect at the time of and during closure.

1.24	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.25	“Combined NORM” shall have the meaning set forth in Section 5.2(e).

1.26	“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement, dated May 16, 1997, between Buyer and Mobil.

1.27	“Consent Decree” shall mean that certain Consent Decree Addressing Natural Resource Damages entered on June 13, 1996 by the United States District Court for the Southern District of Texas in the matter of United States of America, et al. v. Mobil Mining and Minerals Co.

1.28	“Contracts” shall mean all agreements, contracts, leases, purchase orders, commitments, and non-governmental licenses that are related to the Pasadena Facility or to which the Transferred Assets are subject, except to the extent the same are included in the Non-Division Assets.

1.29

“Crye Litigation” shall mean (i) that certain action entitled Gene Crye, et al. v. Reichold Chemicals, Inc., et al., Cause No. 97-24399, filed in the District Court of Harris County, Texas, 334th Judicial District, (ii) that certain action entitled Edward Martinez, Jr., et ux v. Shell Oil Company, et al., Cause No. 98-34532, filed in the District Court of Harris County, Texas, 334th Judicial District, and (iii) any amendment and/or removal of the actions identified in subclauses (i) and (ii) above or any other litigation involving any of the plaintiffs named in the actions identified in subclauses (i) and (ii) above (or subsequently added thereto) and whose material allegations are substantially similar to the allegations set forth in the actions identified in subclauses (i) and (ii) above.

1.30	“De Minimis Condition” shall have the meaning set forth in Section 10.4(f)(1).

1.31	“Deposit” shall mean Buyer’s one million dollar ($1,000,000) deposit delivered to Mobil in the form of the Promissory Note.

1.32	“Documents” shall mean this Agreement, and all other documents and instruments required to be executed and delivered by a Party pursuant to this Agreement.

1.33	“Employee(s)” shall mean employees who are exclusively employed at the Pasadena Facility by Mobil as of the Closing Date.

1.34	“Encumbrances” shall mean liens, charges, encumbrances, security interests, title defects, Claims, pledges, leases, easements, options or any other restrictions or impositions of any kind or nature, or third-party rights.

1.35	“Environmental Claim” shall mean any written claim, notice of violation or administrative or judicial action by any governmental authority or other Person resulting from the presence of an Environmental Condition or alleging the violation of any Environmental Law in connection with the operations conducted at the Pasadena Facility or on the Real Property.

1.36	“Environmental Condition” shall mean any unauthorized, illegal or unpermitted release or presence of a Hazardous Substance or any violation of, or non-compliance with, any Environmental Law resulting from the operations conducted at the Pasadena Facility or on the Real Property which requires a Response pursuant to any applicable Environmental Law.

1.37	“Environmental Examination” shall have the meaning set forth in Section 10.4(a).

1.38	“Environmental Examination Period” shall be that time period set forth in Section 10.4(a), where the Parties shall have the opportunity to inspect the Transferred Assets, the Pasadena Facility and the Real Property to determine the presence or absence of an Environmental Condition.

1.39	“Environmental Law” shall mean any applicable federal, state or local laws, statutes, ordinances, rules, regulations, codes, orders, judgments, decrees or injunctions relating to (a) the protection of the environment, health or safety (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of, Hazardous Substances, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., (ii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (iii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (iv) the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 7401 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and (vii) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and state and local law equivalents.

1.40	“Environmental Lien” shall have the meaning set forth in Section 7.14(h)(viii).

1.41	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.42	“Excluded Environmental Liabilities” shall have the meaning set forth in Section 6.2(c).

1.43	“Excluded Liabilities” shall have the meaning set forth in Section 6.2.

1.44	“Existing Gypsum Stacks” shall mean the gypsum disposal sites in use or previously used by Mobil at the time of Closing, including stacks 1, 2, 3 and 4, and the zone of consolidation between stacks 2 and 3, and otherwise limited to the existing footprint of the stacks at the time of Closing as the same is shown on (i) those topographical maps of stacks 1 and 4 derived from aerial photography dated August 15, 1982 and of stacks 2 and 3 derived from aerial photography dated February 4, 1998, copies of which have been provided to Buyer by Mobil and (ii) the detailed final statement of work for the Gypsum Stack Consolidation Project.

1.45	“Financing Agreements” shall mean (i) that certain Note Purchase Agreement, dated as of September 10, 1998, by and between Agrifos L.L.C. and the Metropolitan Life Insurance Company, (ii) that certain Amended and Restated Loan Agreement, dated as of September 10, 1998, by and between First Union National Bank and Agrifos Mining L.L.C., and (iii) that certain Amended and Restated Loan and Security Agreement, dated as of September 10, 1998, by and between Congress Financial Corporation (New England) and Buyer and Agrifos Mining L.L.C.

1.46	“Fixtures and Equipment” shall mean all furniture, fixtures, office equipment, leasehold improvements, furnishings, machinery, vehicles, equipment (including research and development equipment) and other tangible personal property related to, or used or useful at, the Pasadena Facility with only such additions and deletions as may occur in the ordinary and regular course of Mobil’s business in connection with the replacement of any such items. Schedule 1.46 sets forth a list of tangible personal property located at the Pasadena Facility as of July 1, 1998.

1.47	“Former Employees” shall mean Employees whose employment at the Pasadena Facility terminated on or prior to the Closing Date and Employees who do not accept employment with Buyer in accordance with Section 9.1.

1.48	“Governmental Authorizations” shall mean the licenses, permits, certificates, variances and other authorizations and approvals which are necessary to conduct operations at the Pasadena Facility as currently conducted, under the applicable laws, ordinances or regulations of federal, state, or local governmental authorities, as the same are set forth on Schedule 1.48 attached hereto.

1.49	“Gypsum Stack Consolidation Project” shall mean the consolidation of gypsum stacks 2 and 3 in Phases I through III pursuant to that certain proposal prepared by Ardaman & Associates, Inc. as set forth in an “Evaluation of Alternatives for Gypsum Field Nos. 2 and 3” Figures 16, 17 and 18 dated September 21, 1995.

1.50	“Hazardous Substances” shall mean (a) petroleum or fractions thereof or petroleum products, radioactive materials (other than naturally occurring) and, asbestos-containing materials and (b) any other waste, chemicals, materials or substances designated, classified or regulated under any Environmental Law including, but not limited to, those substances regulated under or identified in 42 U.S.C. § 9601 et seq. (CERCLA), 42 U.S.C. § 6901 et seq. (RCRA), Chapters 376, 378 and 403.

1.51	“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.52	“IBEW” shall have the meaning set forth in Section 7.10(a).

1.53	“Identified Environmental Condition” shall have the meaning set forth in Section 10.4(b).

1.54	“Inactive Employee” shall mean any Employee listed in Schedule 7.10(b) who, as of the Closing Date, is temporarily absent from active employment by reason of disability, illness, injury, workers’ compensation, leave of absence or layoff.

1.55	“Indemnified Environmental Condition” shall have the meaning set forth in Section 10.4(f).

1.56	“Indemnified Parties” shall have the meaning set forth in Section 14.3(a).

1.57	“Indemnifying Party” shall have the meaning set forth in Section 14.4(a).

1.58	“Injunction” shall mean any injunctive relief entered by a court of competent jurisdiction in the Crye Litigation which (A) either (i) results in cessation of operations at the Pasadena Facility, or (ii) enjoins any operation of the Pasadena Facility resulting in a Material Adverse Effect, and which injunctive relief continues for a period of not less than twenty-four (24) hours, and (B) which did not result from an event occurring after the Closing Date which is out of the ordinary course of business at the Pasadena Facility and which is determined to be the primary and proximate cause for the issuance of such injunctive relief.

1.59	“Intellectual Property” shall mean all of Mobil’s rights in and to technical data, designs, processes, operating manuals, operating data and plans, maps, inventions and invention disclosures (whether patented, patentable or unpatented), engineering drawings, schematics, blueprints, flow sheets, designs and models, patents, and similar data, to the extent such are used or useful in the operation of the Pasadena Facility.

1.60	“Inventory” shall mean all inventory materials (including, but not limited to, wet and dry rock, spare parts, raw materials, reagents, maintenance items and supplies, and work-in-process) used in the ordinary operation of the Pasadena Facility.

1.61	“Knowledge” or any similar phrase means the actual knowledge of those employees of Mobil who are identified on Schedule 1.61.

1.62	“Laws” shall include any federal, state, or local law, statute, ordinance, rule, regulation, order, judgment or decree.

1.63	“Material Adverse Change” shall mean a change that materially and adversely affects the value of the Transferred Assets taken as a whole or materially and adversely affects the business, financial condition or results of operations of the Pasadena Facility taken as a whole or Buyer’s ability to operate same from and after Closing.

1.64	“Material Adverse Effect” shall mean an effect that is materially adverse to the value of the Transferred Assets taken as a whole or materially adverse to the business, financial condition or results of operations of the Pasadena Facility taken as a whole or to Buyer’s ability to operate same from and after Closing.

1.65	“Mobil” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.66	“Mobil Benefit Arrangements” shall have the meaning set forth in Section 7.8(b).

1.67	“Mobil Benefit Plans” shall have the meaning set forth in Section 7.8(a).

1.68	“Mobil Cap” shall mean Ten Million Dollars ($10,000,000).

1.69	“Mobil Confidentiality Agreements” shall have the meaning set forth in Section 7.11.

1.70	“Mobil Indemnified Parties” shall have the meaning set forth in Section 14.2.

1.71	“Mobil Losses” shall have the meaning set forth in Section 14.2.

1.72	“Mobil Retiree Medical Plan” shall have the meaning set forth in Section 9.1(d).

1.73	“Mobil’s NORM” shall have the meaning set forth in Section 5.2(e).

1.74	“Mobil Standards” shall have the meaning set forth in Section 5.2(a).

1.75	“Municipally Financed Property” shall have the meaning set forth in Section 12.1.

1.76	“Non-Division Assets” shall have the meaning set forth in Section 1.79.

1.77	“Notice” shall have the meaning set forth in Section 5.3.

1.78	“Notice of Indemnified Environmental Condition” shall have the meaning set forth in Section 10.4(g)(1).

1.79	“Notice Period” shall have the meaning set forth in Section 14.4(b).

1.80	“OCAW” shall have the meaning set forth in Section 7.10(a).

1.81	“Other Real Property Interests” shall mean the real property interests set forth in Schedule 1.81.

1.82	“Party” shall mean Buyer or Mobil as the case may be, and “Parties” shall mean Buyer and Mobil, collectively.

1.83	“Pasadena Facility” shall mean Mobil’s phosphate fertilizer plant located in Pasadena, Texas. Notwithstanding anything herein to the contrary, the Pasadena Facility and the Transferred Assets shall not include the following assets which are not used exclusively in the operation of the Pasadena Facility and which are used by Affiliates of Mobil or other divisions or business groups within Mobil (collectively, the “Non-Division Assets”):

(a)	the assets (including, without limitation, real property, tangible personal property, intellectual property, computer equipment and contracts) of all businesses other than the Pasadena Facility conducted by Mobil and its respective Subsidiaries and/or other Affiliates;

(b)	the capital stock of Mobil and all Subsidiaries of Mobil;

(c)	all cash, investment securities and other short-term and medium-term investments and accounts receivable from Mobil and its Affiliates;

(d)	all Tax returns of Mobil;

(e)	all Books and Records which Mobil is required by law to retain; and

(f)	non-assignable and non-assigned Contracts specified on Schedule 1.79.

1.84	“Permitted Encumbrances” shall have the meaning set forth in Section 7.12(b).

1.85	“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, or other entity or organization.

1.86	“Post Closing Statement” shall have the meaning set forth in Section 3.4(a).

1.87	“Prior Bonds” shall have the meaning set forth in Section 12.1.

1.88	“Product” shall mean any product processed or manufactured at the Pasadena Facility including gypsum or any product manufactured or processed from gypsum.

1.89	“Promissory Note” shall mean that written promise made by Buyer on January 20, 1998 to pay Mobil one million dollars ($1,000,000) upon the conditions set forth therein and bearing an interest rate of eight percent (8%) per annum.

1.90	“Purchase Price” shall have the meaning set forth in Section 3.1.

1.91	“Qualifying Purpose” shall have the meaning set forth in Section 12.1.

1.92	“Real Property” shall mean all real property owned by Mobil and related to or used or useful in the operation of the Pasadena Facility, including any buildings, structures and improvements thereon or appurtenances thereto. Schedule 1.92 sets forth a description of the Real Property.

1.93	“Required Approvals” shall mean the consents, approvals, waivers, authorizations, notices and filings referred to in Sections 7.3 and 8.3 and Schedules 7.3 and 8.3, other than any such consent, approval, waiver, authorization, notice or filing which, if not obtained or made, would not have a Material Adverse Effect, would not materially impair or delay the ability of Mobil, on the one hand, or Buyer, on the other hand, as the case may be, to effect the Closing, and would not impair the ability of Buyer to operate the Pasadena Facility from and after the Closing Date in full compliance with applicable Law as it is being operated immediately prior to the Closing.

1.94	“Response” shall mean any action taken in compliance with Environmental Laws and including risk-based corrective actions (including government regulatory standards and clean-up criteria) to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate an Environmental Condition.

1.95	“Response Costs” shall mean all costs known, or estimated in good faith and pursuant to applicable industry guidelines by a licensed and knowledgeable Person reasonably acceptable to the Parties, to be related to a Response.

1.96	“Roadway” shall mean that certain easement and right of way across a certain tract of land located in Harris County, Texas which Mobil acquired from Harris County pursuant to a certain quitclaim deed recorded under File No. S111810, Film Code 509-98-0226, and being more particularly described in Schedule 1.96.

1.97	“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns more than 50% of the equity interests of such Person.

1.98	“Supporting Materials” shall have the meaning set forth in Section 10.4(g)(1).

1.99	“Taxes” shall mean all federal, state, local or foreign taxes, including but not limited to income, alternative minimum or add-on minimum, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.100	“Tolling Agreement” shall mean that certain Tolling Agreement, dated as of February 16, 1996, by and between Buyer (as successor-in-interest to Nichols Phosphate Acquisition Corp.) and Mobil Mining and Minerals Company, a division of Mobil.

1.101	“Tolling Agreement Release” shall mean an agreement in the form of Exhibit B attached hereto, providing for the release of all liabilities and obligations of each party thereunder and the release of all security provided thereunder for the performance of each party’s respective obligations thereunder, including, without limitation, the termination and release of the Escrow Account (as such term is defined in the Tolling Agreement).

1.102	“Transaction” shall have the meaning set forth in Section 2.1.

1.103	“Transferred Assets” shall have the meaning set forth in Section 2.1.

1.104	“Transfer Costs” shall have the meaning set forth in Section 3.5.

1.105	“Type A Condition” shall have the meaning set forth in Section 10.4(f)(2).

1.106	“Type B Condition” shall have the meaning set forth in Section 10.4(f)(3).

1.107	“Union Contracts” shall have the meaning set forth in Section 7.10(a)(i).

1.108	“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.109	“Wetlands” shall mean the approximately seventeen (17) acres of intertidal estuarine marsh as well as approximately fifteen (15) acres of freshwater wetlands and enhanced upland habitat created pursuant to the Consent Decree and situated on the Houston Ship Channel at the northwest corner of the Pasadena Facility.

1.110	“Wetlands Liabilities” shall mean the obligations and liabilities of Mobil under the Consent Decree, including, without limitation, with respect to the creation of the Wetlands.

1.111	Interpretation. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “dollars” and “$” shall mean United States dollars. Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural, and vice versa. All references herein to Articles, Sections or subsections shall refer to the corresponding Article, Section or subsection of this Agreement unless specific reference is made to an Article, Section or subsection of another document or instrument. All references herein to a Schedule shall refer to the corresponding Schedule attached hereto.

ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Mobil shall, at Closing, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, receive and acquire all of Mobil’s right, title and interest in and to all of the assets which are used or useful in the ownership and operation of the Pasadena Facility, whether tangible or intangible, real or personal, as they exist on the date hereof as shown on the balance sheet of the Pasadena Facility which will be made available to Buyer no later than ninety (90) days after the Closing Date, with only such changes, deletions or additions thereto as may occur in the ordinary course of business from the date hereof to the Closing Date consistent with the terms and conditions of this Agreement (the “Transaction”). The assets shall include, without limitation, all of the direct and indirect right, title and interest of Mobil in the following:

(a)	the Real Property and the Other Real Property Interests;

(b)	the Fixtures and Equipment (including spares and replacement parts);

(c)	the Intellectual Property;

(d)	the Contracts;

(e)	the Books and Records;

(f)	all transferable Governmental Authorizations; and

(g)	the Inventory.

The foregoing shall collectively be referred to as the “Transferred Assets.”

2.2	Transferred Assets Requiring Third Party Consent or Approval.

(a)	To the extent that any of the Transferred Assets may not be sold or assigned to Buyer without the consent or waiver of one or more third parties between the date hereof and the Closing Date, Mobil shall use its best efforts to obtain each required consent or waiver, including, without limitation, the Required Approvals, prior to the Closing Date, except as otherwise provided in this Agreement.

(b)	Except as set forth in Schedules 7.3 and 1.48 and notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Transferred Asset is prohibited by any applicable law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof.

(c)	Following the Closing, the Parties shall use reasonable efforts for a reasonable period of time, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers as shall not have been obtained prior to the Closing; provided, however, that Mobil shall not be required to pay any consideration, cost, expense or incur any financial exposure therefor and Buyer shall be responsible for any filing, recordation or similar fees payable to any governmental authority in order to effectuate such transfer. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits and liabilities of use of such Transferred Asset.

(d)	Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Transferred Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Mobil shall promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Transferred Asset to Buyer for no additional consideration.

(e)	To the extent that any such Transferred Asset cannot be transferred or the full benefits and liabilities of use of any such Transferred Asset cannot be provided to Buyer following the Closing pursuant to this Section, Buyer and Mobil shall enter into such reasonable and lawful arrangements (including subleasing or subcontracting, if permitted) to provide to Buyer the operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder, provided that (i) any such arrangement shall terminate no later than one (1) year from the Closing Date or earlier upon default by Buyer, (ii) any cost, expense, charge or adverse change in the terms under such arrangement shall be Buyer’s sole responsibility and (iii) Mobil shall not be required to provide any financial or credit support therefor beyond the terms previously enjoyed by Mobil.

ARTICLE III

PURCHASE PRICE

3.1	Purchase Price. On the terms and subject to the conditions set forth herein, in full consideration of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets by Mobil to Buyer, Buyer shall pay to Mobil, in immediately available funds, an aggregate of U.S. forty-two million dollars ($42,000,000), subject to the adjustments and prorations as required herein and as set forth on a statement (the “Closing Statement”), and shall assume all of the Assumed Liabilities at Closing (the cash payment amount and the value of the Assumed Liabilities collectively being referred to as the “Purchase Price”).

3.2	Deposit.

(a)	Except as otherwise expressly set forth herein, in the event that the Transaction is not consummated for any reason other than: (i) the assertion of an objection to the Transaction by the United States Justice Department or the Federal Trade Commission; (ii) an event or circumstance which renders Buyer’s performance impossible or commercially impracticable provided that the event or circumstance was not within Buyer’s control and that Buyer exercised diligent efforts to overcome or satisfy the obstacle created by the event or circumstances; (iii) the condition of the Pasadena Facility or the Transferred Assets, or the operating income, costs or capital expenditure requirements thereof differs as of the Closing Date from the condition of the Pasadena Facility or the Transferred Assets, or the operating costs, income or capital expenditure requirement thereof, as the same shall have been previously disclosed or described to Buyer as of the date hereof and such difference constitutes a Material Adverse Change, then Buyer shall forfeit the full Deposit and the Promissory Note shall become immediately due and payable. Buyer’s failure to obtain financing at less than prime (as quoted in the Wall Street Journal) plus four percent (4%) or the consent of the Board of Managers of its general partner shall not fall within the definition contained in (ii) above and shall not be a basis for the return of Buyer’s Deposit or satisfaction of the Promissory Note unless the failure to obtain financing is by reason of the occurrence of the event set forth in clause (iii) above.

(b)	Upon full payment of the Purchase Price as set forth in 3.1 above, the Promissory Note shall be deemed satisfied in whole, shall be marked “Canceled,” and shall be returned by Mobil to Buyer.

3.3	Security. In recognition of the potentially non-assignable nature of

(i)	Mobil’s potential liability for non-compliance by Buyer with applicable Environmental Laws from and after the Closing Date and

(ii)	Mobil’s liability under that certain guarantee from Mobil to Air Products Manufacturing Corporation,

Buyer agrees to execute and deliver to Mobil at Closing the Agreement Regarding Security.

3.4	Post-Closing Adjustment.

(a)	Within ninety (90) days following the date of Closing, Mobil shall, at its expense, prepare, or cause to be prepared, and deliver to Buyer a post closing statement (the “Post Closing Statement”) which shall set forth the basis for any final adjustments and prorations as of the Closing Date, including but not limited to (to the extent not determined at Closing) real estate taxes, utility charges, and prepaid expenses relating to the Transferred Assets. Buyer shall have the right to review the Post Closing Statement and, if Buyer questions such Post Closing Statement in writing within ten (10) Business Days after Buyer’s receipt thereof, the Post Closing Statement will not be considered final until Mobil and Buyer agree upon all issues raised by Buyer. The Parties shall negotiate a mutually-agreeable resolution within ten (10) Business Days following Mobil’s receipt of Buyer’s inquiry. Should the Parties fail to reach agreement on any item in the Post Closing Statement within such ten (10) day period, the resolution of such item shall be referred to Ernst & Young LLP or another nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and Seller, whose determination shall be binding on the Parties. The costs of such accounting firm shall be borne equally by the Parties. All amounts shown on the Post Closing Statement that are not in dispute shall be paid within ten (10) days of receipt of such statement. To the extent that the Post Closing Statement, as finally agreed upon, reflects any payment or credit due to either Party, such amount shall be paid within seven (7) days of receipt of invoice by Mobil or Buyer, as the case may be.

(b)	Buyer shall provide Mobil and its accountants full access to the Books and Records, any other information, including work papers of its accountants, and to any of Buyer’s employees to the extent necessary for Mobil to prepare the Post Closing Statement.

3.5	Title Fees, Transfer Taxes and Recording Fees. All sales taxes, transfer taxes and recording fees, if any, imposed upon the transfer of the Transferred Assets hereunder, use taxes, title insurance premiums, title search expenditures, survey costs and reports, documentary stamp taxes and costs of filing any instruments (collectively, the “Transfer Costs”) shall be the responsibility of, and shall be paid by, Buyer.

ARTICLE IV

CLOSING

4.1	Location and Date.

(a)	The Closing shall take place at the offices of Seward & Kissel, New York, New York at 10:00 A.M., local time, on the earlier to occur of September 10, 1998 and the second Business Day following the satisfaction or waiver (by the Party entitled to waive the condition) of all conditions to the Closing set forth in Article XI, or at such other time and place as the Parties hereto may mutually agree. The date on which the Closing occurs is called the “Closing Date”.

(b)	Notwithstanding the provisions of Section 4.1(a), Buyer shall have the right, at any time or from time to time, by notice to Mobil in writing before the scheduled date of Closing, to reschedule the date of Closing to a mutually-agreed date not later than September 15, 1998. In addition, should Buyer determine that it cannot complete the Closing by September 15, 1998 due to circumstances beyond Buyer’s control (Buyer having exercised diligent efforts to overcome or satisfy such circumstances but which circumstances shall not include Buyer’s efforts or inability to obtain financing for the Transactions unless the failure to obtain financing is by reason of the occurrence of an event set forth in clause (iii) of Section 3.2(a) above), Buyer shall so notify Mobil in writing (giving reasonable details) before such date, the Closing shall be rescheduled to a mutually-agreeable date on or before September 30, 1998, and the Parties shall use best efforts to overcome or satisfy such circumstances as expeditiously as possible (but Mobil shall be under no obligation to incur any cash expense or liability to overcome such circumstances).

(c)	Should the rescheduled Closing not occur by September 30, 1998 for any reason whatsoever, then Mobil shall have the exclusive right to terminate this Agreement by giving written notice thereof to Buyer, upon which termination Mobil shall deem satisfied the Promissory Note, shall mark the same “Canceled,” and shall return such Promissory Note to Buyer.

4.2	Deliveries by Buyer. At Closing, Buyer shall deliver to Mobil the following:

(a)	an amount equal to (i) forty-two million dollars ($42,000,000), plus or minus (ii) any adjustments or prorations determined as of the Closing Date in immediately available funds by wire transfer to an account designated by Mobil not less than two (2) Business Days prior to the Closing;

(b)	the Agreement Regarding Security;

(c)	such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Mobil, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities;

(d)	the certificates to be delivered pursuant to Section 11.3(a) and 11.3(b);

(e)	an opinion letter from Buyer’s counsel, bearing the Closing Date, in form and substance similar to Schedule 4.2(e);

(f)	a certified copy of the Resolutions of the Board of Managers of Buyer’s general partner authorizing the execution, delivery, and performance of the Documents and all obligations undertaken therein and under any other instruments to be delivered therewith;

(g)	and the Tolling Agreement Release, together with all documents, instruments and other agreements as shall be required to be delivered thereunder; and

(h)	such other instruments and documents, in form and substance reasonably acceptable to Mobil, as may be necessary or appropriate to more effectively consummate the Transactions.

4.3	Deliveries by Mobil. At the Closing, Mobil shall deliver to Buyer the following:

(a)	deed, in special warranty form, transferring all Real Property to Buyer, free and clear of all Encumbrances except for the Permitted Encumbrances, and transferring all of Mobil’s right, title and interest in the Other Real Property Interests to Buyer without warranty of title, express or implied;

(b)	deed, in quitclaim form, transferring all of Mobil’s right, title and interest in the Roadway to Buyer without warranty of title, express or implied;

(c)	an assignment, assigning all of Mobil’s right, title and interest in and to the Assigned Easements to Buyer without warranty of title, express or implied;

(d)	bills of sale, assignments, consents to assignment, novations, endorsements or such other instruments of conveyance and transfer as are necessary to convey to Buyer all other Transferred Assets, free and clear of any and all Encumbrances;

(e)	the certificates and other documents to be delivered pursuant to Section 11.2;

(f)	an opinion letter from Mobil’s counsel, bearing the Closing Date, in form and substance similar to Schedule 4.3(f);

(g)	a certified copy of the Resolutions of its Board of Directors authorizing the execution, delivery, and performance of the Documents and all obligations undertaken therein and under any other instruments to be delivered therewith;

(h)	such other instruments or documents (including a certificate of Non-Foreign Status in accordance with Section 1445 of the Code), in form and substance reasonably acceptable to Buyer, as may be necessary or appropriate to more effectively consummate the Transactions;

(i)	any title or other affidavit or certificate with respect to the Real Property or the Other Real Property Interests reasonably required by Buyer’s title insurer and agreed upon by Mobil (including, without limitation, an affidavit to induce the title insurer to omit the tenancy, and other printed exceptions to the extent agreed upon by Mobil from Buyer’s title commitment and a gap affidavit and indemnity to the extent agreed upon by Mobil);

(j)	any local transfer tax returns, certificates and/or affidavits required by law to be executed by a seller of real property in the jurisdiction in which the Real Property is located;

(k)	possession of all Real Property, free and clear of all occupants and tenants, except as otherwise provided herein;

(l)	the Tolling Agreement Release, together with all documents, instruments and other agreements as shall be required to be delivered thereunder; and

(m)	the duly authorized assignments or novations of all Governmental Authorizations, and other agreements for facilitating the transfer of the Transferred Assets to Buyer except as otherwise provided in this Agreement.

4.4	Further Assurances. Buyer and Mobil agree that each will, at any time and from time to time after the Closing Date upon the request of the other, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to procure for the party so requesting and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Transferred Assets.

ARTICLE V

GYPSUM STACK CLOSURE

5.1	Mobil’s Liability.

(a)	Mobil assumes all liability for the Closure of the Existing Gypsum Stacks and agrees to pay for all those costs arising out of or which are related to the Closure of the Existing Gypsum Stacks at the Pasadena Facility, based upon the assumption that the Pasadena Facility will continue to be operated in accordance with those standards and practices upon which it is being operated on the Closing Date and provided such costs are necessary to meet the requirements of those Laws, regulations and permits applicable at Closure, as determined by Ardaman & Associates, Inc. or such other mutually acceptable independent third party expert in gypsum stack closures selected and retained by the Parties. Mobil’s liability for the Closure of the Existing Gypsum Stacks shall survive the Closing of the Transactions and shall not be subject to the provisions of Article XIV hereof, including, without limitation, the minimum and maximum dollar limitations set forth therein. Notwithstanding the foregoing, Mobil shall have no liability for costs which are the result of the modification of the operation of the Pasadena Facility or the reconfiguration of the Existing Gypsum Stacks by Buyer after the Closing Date. Mobil assumes the risk of any additional costs of Closure arising from changes in regulatory or legal requirements relating to Closure of the Existing Gypsum Stacks which may arise after the Closing Date.

(b)	The Parties agree that the use of imported phosphate rock from Togo, Morocco or Kola (the “Approved Imported Rock”) in place of or in addition to phosphate rock from Florida shall not constitute a modification of the operation of the Pasadena Facility or the Existing Gypsum Stacks; provided, however, that if Buyer uses any imported phosphate rock other than the Approved Imported Rock in place of or in addition to phosphate rock from Florida any material additional costs related to the Closure of the Existing Gypsum Stacks resulting directly or indirectly from the use of such imported rock shall be borne solely by Buyer).

(c)	Notwithstanding anything herein to the contrary, including, without limitation, the provisions of Sections 10.4, 14.1, 14.3 and 14.4, Mobil’s liability under this Section 5.1 is not limited by the timing of the Closure and shall survive the Closing of the Transactions indefinitely until such time as Closure shall have occurred; however, Buyer shall notify Mobil in writing not less than twelve (12) months prior to Buyer’s intention to cease operations at the Pasadena Facility. The Parties agree that, to the extent Buyer shall not have ceased operations at the Pasadena Facility, Mobil may not initiate or prosecute Closure without Buyer’s consent unless such Closure shall be required by applicable Law.

(d)	If Mobil must under applicable Law close gypsum stack 4 earlier than the other Existing Gypsum Stacks, Buyer will, upon Mobil’s request and at Mobil’s expense, make every reasonable effort to incorporate the water from stack 4 into the existing water balance. In the event the water from stack 4 cannot be incorporated into the existing water balance and must be treated separately, such separate treatment will be the sole responsibility of Mobil.

(e)	If Buyer develops a new gypsum stack, Mobil will have no responsibility for Closure of such new stack. If the treatment of process water involves treating water from both the Existing Gypsum Stacks and any such new stack, Buyer will share the cost of treating all the water based on the relative physical volumes of the stacks involved or such other method as the parties may mutually agree.

5.2	Buyer’s Compliance.

(a)	In consideration of Mobil retaining liability for Closure of the Existing Gypsum Stacks, Buyer agrees to maintain the condition of the Existing Gypsum Stacks, including the process water within and on top of the Existing Gypsum Stacks, to Mobil standards as the same are set forth on Schedule 5.2(a) attached hereto (the “Mobil Standards”) and to allow Mobil and its agents reasonable access to the Pasadena Facility in accordance with the Agreement Regarding Security.

(b)	Buyer may not modify the footprint or the operation of the Existing Gypsum Stacks unless such modification may be made in compliance with the requirements of applicable Law and permits and the Mobil Standards and provided Mobil gives its prior written consent and continues to have such rights of audit and inspection as described herein. Buyer shall be responsible for any additional costs of Closure resulting from any modifications to the footprint or operation of the Existing Gypsum Stacks, whether or not the modifications are in compliance with this Section.

(c)	Buyer agrees to cooperate fully with Mobil in providing an appropriate site within the Real Property for a new water treatment plant, which will be constructed at Mobil’s cost. Mobil is responsible for identifying a site for the sludge resulting from water treatment, and Buyer agrees to assist Mobil in this regard but will not be under an obligation to provide a site.

(d)	Buyer may dispose on, in, or under Existing Gypsum Stack 1 that material generated from normal maintenance and operation activities of the Pasadena Facility, as described in the Texas Natural Resource Conservation Commission Notice of Registration Industrial and Hazardous Waste, dated May 30, 1998 and set forth in Schedule 1.48. Buyer is prohibited from disposing on, in or under any of the Existing Gypsum Stacks any material generated from remediation or demolition activities. Only phosphogypsum byproduct and wastewaters generated from the phosphoric acid manufacturing process may be deposited on Existing Gypsum Stacks 2, 3 and 4. Buyer shall be responsible for any additional costs of Closure that may result from its failure to comply with this Section 5.2.

(e)	Buyer agrees to allow Mobil to continue to store Mobil generated naturally occurring radioactive material which was generated by Mobil at the Pasadena Facility on or before the Closing Date (“Mobil’s NORM”) in the staging area located on Existing Gypsum Stack 1. Buyer agrees to maintain the proper storage of Mobil’s NORM at the staging area and Mobil assumes all liability for proper disposal of Mobil’s NORM. Buyer generated naturally occurring radioactive material (“Buyer’s NORM”) may also be stored in a staging area on Existing Gypsum Stack 1 but must be removed prior to commencement of the Closure of Existing Gypsum Stack 1. Buyer assumes all liability for proper storage and subsequent disposal of Buyer’s NORM. Buyer must not commingle Buyer’s NORM with Mobil’s NORM. To the extent that commingling does occur to make Mobil’s NORM and Buyer’s NORM indistinguishable (“Combined NORM”), Buyer assumes all liability for the proper storage and subsequent disposal of the Combined NORM and will indemnify and defend Mobil for any Claims that may arise in connection with the Combined NORM.

5.3	Dispute Resolution. In the event of a dispute between Mobil and Buyer arising out of the subject matter of this Article V, each Party shall have the right to submit the matter to arbitration by providing written notice (the “Notice”) to the other Party advising of its intent to institute arbitration proceedings. Within ten (10) days of such Notice, the parties shall each choose one arbitrator, and within five (5) days thereafter, the two arbitrators so chosen shall appoint a third arbitrator. All arbitrators selected and appointed under this Section 5.3 shall be environmental professionals knowledgeable of the chemical fertilizer industry and gypsum stack issues. Unless otherwise mutually agreed by the Parties, no arbitrator selected and appointed hereunder shall have previously been in the employ of Mobil or Buyer or any Affiliate of either Party. The panel of arbitrators shall decide the issues submitted to them within forty-five (45) days of the Notice. The decision of any two (2) arbitrators shall be conclusive. Each Party shall be solely responsible for the expense of the arbitrator selected by such Party, and the expense of the third arbitrator and all other deposits and costs incurred in conducting the arbitration (other than fees of counsel or other advisors) shall be borne equally by the Parties. Each Party shall be solely responsible for its own attorneys’ fees, or other fees for professional services rendered to such Party in connection with such arbitration.

ARTICLE VI

LIABILITIES

6.1	Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer agrees to assume and discharge or perform when due, all debts, liabilities or obligations whatsoever that arise out of or are related to the following (the “Assumed Liabilities”) and no others:

(a)	the Contracts;

(b)	the Transfer Costs;

(c)	except as provided in Section 6.2(b), (c), (d) and (e), all Environmental Conditions, Environmental Claims and associated liabilities arising under any Environmental Laws;

(d)	except as provided in Section 6.2(b) and (e), all liabilities arising out of or related to any actions, suits, proceedings, disputes, Claims or investigations arising out of or related to the Pasadena Facility or the Transferred Assets, at law, in equity or otherwise to the extent such liabilities arise after the Closing Date, including, without limitation, any such liabilities relating to the Ammonia Tank and future or Existing Gypsum Stacks;

(e)	all product liability claims with respect to any Product processed or manufactured at the Pasadena Facility after the Closing Date;

(f)	any liabilities and obligations relating to the employment or termination of employment of Buyer Employees with respect to periods commencing after the Closing Date;

(g)	performance of all operations and obligations in accordance with the Governmental Authorizations after the Closing Date; and

(h)	any consents, approvals, waivers or authorizations, including Governmental Authorizations, necessary, proper or required to operate the Pasadena Facility and Transferred Assets after the Closing Date in substantially the same manner as operated prior to the Closing Date.

6.2	Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or become liable for any obligations, liabilities or indebtedness of Mobil, its assets or the Pasadena Facility whatsoever (the “Excluded Liabilities”), including, without limitation, the following:

(a)	all liabilities arising out of or relating to the Non-Division Assets;

(b)	all Existing Gypsum Stack Closure costs which are the obligation of Mobil pursuant to Article V;

(c)	all Environmental Conditions and Response Costs which are the obligation of Mobil pursuant to Section 10.4 (the “Excluded Environmental Liabilities”);

(d)	the Wetlands Liabilities;

(e)	all liabilities arising out of actions, suits, proceedings, disputes or Claims identified in Schedule 7.6(a) or which arose out of actions or omissions by Mobil or its agents occurring on or prior to the Closing Date;

(f)	all liabilities to Employees with respect to periods ending on the Closing Date and for Claims which arose out of actions or omissions occurring on or prior to the Closing Date (including, without limitation, any Claims related to the individuals identified in Schedule 7.6(a), regardless of whether such individuals are Buyer’s Employees), and all liabilities with respect to Former Employees and Inactive Employees;

(g)	all liabilities under the Mobil Benefit Plans and the Mobil Benefit Arrangements and any other employee benefit plan (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made by Mobil or a Mobil Affiliate;

(h)	all liabilities for Taxes imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date;

(i)	all liabilities for commercial Claims and accounts payable of Mobil or its Affiliates for pre-Closing activities at the Pasadena Facility, including, without limitation, all liabilities arising out of the provision of the work and materials identified on Schedule 7.14(c) as being for Mobil’s account and expense;

(j)	all liabilities arising out of a breach by Buyer of the terms and conditions of any Mobil Confidentiality Agreement from and after the Closing Date where the terms and conditions of such Mobil Confidentiality Agreement were not disclosed by Mobil to Buyer on or before the Closing Date;

(k)	all liabilities arising out of the Bonds and/or the Prior Bonds; and

(l)	all debts, liabilities or obligations whatsoever, that do not arise out of or are not related to the operations of the Pasadena Facility or that do not otherwise arise out of or are not otherwise related to the Transferred Assets.

6.3	Handling of Claims Related to Excluded Liabilities. With respect to all Excluded Liabilities (including, without limitation, the Crye Litigation), Buyer shall cooperate fully with Mobil and use its best efforts to provide Mobil as promptly as possible with notices and other information received by Buyer as well as all relevant materials, information and data requested by Mobil and shall grant Mobil, without charge, reasonable access to Buyer Employees and data of the Pasadena Facility and to the Real Property, including the right to conduct environmental or other tests thereon and to take samples therefrom. Notwithstanding anything to the contrary contained in Section 14.4, Mobil shall have the exclusive obligation to manage and control the handling of, to assume the defense of, and to settle or otherwise compromise claims relating to Excluded Liabilities, subject, in the case of Excluded Environmental Liabilities, Wetlands Liabilities and the Crye Litigation, to the consent of Buyer (which consent shall not unreasonably be withheld or delayed) to the extent the resolution of any such claim would have a Material Adverse Effect.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MOBIL

Mobil represents and warrants to Buyer, such representations and warranties to be true and correct on the date hereof and on the Closing Date, that:

7.1	Organization and Qualification. Mobil is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own and operate the Transferred Assets as currently operated, and to sell or otherwise convey, directly or indirectly, the Transferred Assets to Buyer. Mobil is in good standing as a foreign corporation qualified to do business in the state of Texas.

7.2	Corporate Authorization. Mobil has full corporate power and authority to execute and deliver the Documents and to perform its obligations thereunder. The execution, delivery and performance by Mobil of the Documents and the consummation of the transactions contemplated therein have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Mobil of the Documents.

7.3	Consents and Approvals. No consent, approval, waiver or authorization is required to be obtained by Mobil from, and no notice or filing is required to be given by Mobil to, any federal, state, or local governmental authority or other Person in connection with the execution, delivery and performance by Mobil of the Documents except: (i) as specifically set forth in Schedule 7.3; (ii) as required by the HSR Act; or (iii) where the failure to obtain any consent, approval, waiver or authorization or to give notice or make a filing would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of Mobil to effect the Closing.

7.4	Non-Contravention. The execution, delivery and performance by Mobil of the Documents, and the consummation of the transactions contemplated thereby, does not and will not (i) violate any provision of the charter, bylaws or other organizational documents of Mobil, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration of, or in the right of any other Person to terminate, cancel or accelerate (whether after the filing of notice or the lapse of time or both), any right or obligation of Mobil under or to a loss of any benefit to which Mobil is entitled under any Contract or result in the creation of any Encumbrance upon any of the Transferred Assets; (iii) violate, or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which Mobil is subject, including any Governmental Authorization, other than, in the cases of clauses (ii) and (iii), any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Mobil to perform its obligations hereunder or the ability of Buyer to operate the Pasadena Facility and the Transferred Assets in the manner in which such Pasadena Facility and Transferred Assets have heretofore been operated, or (iv) violate any Contract, agreement, instrument, lease or license which is included in the Transferred Assets.

7.5	Binding Effect. This Agreement and all other Documents executed herewith constitute valid and legally binding obligations of Mobil, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.6	Litigation and Claims.

(a)	Except as set forth in Schedule 7.6(a), there is no civil, criminal or administrative action, suit, demand, Claim, hearing, proceeding or investigation pending or, to the Knowledge of Mobil, has been threatened in writing, which involves the Pasadena Facility or any of the Transferred Assets or any Employee, Former Employee, Inactive Employee, or contract “employee” at the Pasadena Facility.

(b)	Except as set forth in Schedule 7.6(b), none of the Transferred Assets is subject to any order, writ, judgment, award, injunction, or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

7.7	Taxes.

(a)	None of the Transferred Assets is tax-exempt use property within the meaning of Section 168(h) of the Internal Revenue Code. None of the Transferred Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(b)	Mobil is not a foreign person within the meaning of, and no tax is required to be withheld as a result of, the transfer contemplated by this Agreement pursuant to, Section 1445 of the Internal Revenue Code.

(c)	Mobil has timely filed all tax returns, estimates and reports (federal, state and local) with respect to the Pasadena Facility and the Transferred Assets required to be filed by it under the Laws of all applicable jurisdictions, including, without limitation, income taxes, franchise taxes, gross receipts taxes, sales taxes, use taxes, wage taxes, excise taxes, real and personal property taxes and taxes imposed on or measured by capital (“Taxes”), and all Taxes shown to be due and payable by such returns, estimates or reports have been paid. There is no action, suit, proceeding, investigation, audit or claim now pending against or with respect to the Pasadena Facility or any Transferred Assets in respect of any Tax or assessment, nor is there any matter under discussion with any taxing authority relating to any Tax or assessment or any claim for additional Tax or assessment asserted by any such authority with respect to the Pasadena Facility or any Transferred Asset.

7.8	Employee Benefit Plans/Arrangements.

(a)	Schedule 7.8(a) lists each employee benefit plan as defined in Section 3(3) of ERISA maintained by or to which Mobil contributes on behalf of any Employee, Inactive Employee or Former Employee (including any dependent or beneficiary thereof) or with respect to which Mobil may have any liability or obligation to an Employee, Inactive Employee or Former Employee (or any dependent or beneficiary thereof), including, without limitation: pension, savings plans, life, medical, dental or disability plans; and severance pay and sick leave (collectively, the “Mobil Benefit Plans”). None of the Mobil Benefit Plans constitute a “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). True and complete copies, summaries or other written descriptions of all Mobil Benefit Plans have been provided to Buyer.

(b)	Schedule 7.8(b) lists all other compensation and benefit plans, programs and arrangements, whether or not in writing, maintained by or to which Mobil contributes on behalf of any Employee, Inactive Employee or Former Employee (including any dependent or beneficiary thereof) or with respect to which Mobil may have any liability or obligation to an Employee, Inactive Employee or Former Employee (or any dependent or beneficiary thereof) (collectively, the “Mobil Benefit Arrangements”). True and complete copies, summaries or other written descriptions of all Mobil Benefit Arrangements have been provided to Buyer.

7.9	Compliance with Laws. Except as set forth in Schedule 7.9, to the best of Mobil’s Knowledge, the Pasadena Facility is being conducted in compliance with all Laws, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. The Pasadena Facility has all Governmental Authorizations necessary for the conduct of the Pasadena Facility as currently conducted.

7.10	Labor Matters.

(a)	Except as disclosed on Schedule 7.10(a):

(i)	the Oil, Chemical and Atomic Workers International Union (“OCAW”) Local No. 4-367 and the International Brotherhood of Electrical Workers (“IBEW”) Local No. 716 are the only labor unions or labor association representing the Employees. Mobil has furnished Buyer with copies of the union contracts between Mobil and each of OCAW and IBEW each effective June 6, 1996 (and any amendments or supplements thereto) (the term “Union Contracts” shall include the foregoing contracts and any amendment or supplement thereto) which are the only collective bargaining agreements between Mobil and any union, currently in effect, which covers any of the Employees;

(ii)	there are no strikes, work stoppages, slowdowns, lockouts, union organizing campaigns, unfair labor practice charges, arbitrations or grievances pending or, to Mobil’s Knowledge, threatened against or involving the Pasadena Facility;

(iii)	there are no complaints, charges or claims against Mobil or, to Mobil’s Knowledge, threatened to be brought or filed with any governmental authority, arbitrator or court based on or arising out of the employment by Mobil of any Employee; and

(iv)	Mobil is in compliance with all laws and orders relating to employment and employment practices, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes except for non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(b)	Schedule 7.10(b) sets forth a correct and complete list as of September 3, 1998, of all Persons who would have been Employees or Inactive Employees had the Closing occurred on such date, indicating each such Person who would have been an “Inactive Employee,” along with the respective position, salary rate and date of hire of each Person listed thereon and the reason for inactive status, the date such absence began and expected return-to-work date for each Inactive Employee.

7.11	Contracts. Other than confidentiality agreements entered into in the usual course of business (the “Mobil Confidentiality Agreements”), to the best of Mobil’s Knowledge, Schedule 7.11 sets forth a list, as of the date hereof, of each written Contract. Except as set forth in Schedule 7.11, each Contract is a valid and binding agreement and, to Mobil’s Knowledge, is in full force and effect. Except as otherwise provided in Schedule 7.11, Mobil has no Knowledge of any material default under any Contract listed on Schedule 7.11 which default has not been cured or waived.

7.12	Title. (a) Mobil has good and marketable title to all of the Transferred Assets (excluding the Real Property and the Other Real Property Interests), free and clear of all Encumbrances.

(b)	Mobil has good and marketable title to the Real Property, free and clear of all Encumbrances except for the following (collectively, the “Permitted Encumbrances”):

(i)	those matters set forth in Schedule 7.12 and any other covenants, conditions, restrictions, easements, provisions, exceptions and reservations contained in instruments of record;

(ii)	liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent;

(iii)	any conditions that would be shown by a current survey, provided that same (including the location of any easements or rights of way described in Schedule 7.12) do not (A) render title to the Real Property unmarketable or uninsurable, (B) show any encroachments of improvements over easement or right-of-way areas or over the boundary of the Real Property which individually or in the aggregate would have a Material Adverse Effect, or (C) have a Material Adverse Effect; and

(iv)	any zoning, building, other restrictions imposed by an operating permit, or other agreement with regulatory agencies, Governmental Authorizations and other similar restrictions, which individually or in the aggregate would not have a Material Adverse Effect.

7.13	Brokers’ and Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Mobil who might be entitled to any fee or commission from Mobil in connection with the transactions contemplated by this Agreement.

7.14	Real Property Representations.

(a)	Leases. There are no leases relating to, or licensees, tenancies or occupants (other than Mobil) of, any portion of the Real Property.

(b)	Taxes. There are no proceedings pending seeking reductions in real estate taxes imposed upon any of the Real Property or its assessed valuation. To the best of Mobil’s Knowledge, there is no actual or pending imposition of any assessments for public betterments and no improvements have been constructed or planned which would be paid for by means of assessments upon any of the Real Property.

(c)	Work on Property. Except as stated on Schedule 7.14(c), to the best of Mobil’s Knowledge no work has been completed or is in process and no materials have been ordered, delivered or supplied to the Real Property that have given rise or may give rise to mechanics’, materialmen’s, or other liens against the Real Property.

(d)	Other Interests in the Real Property. To the best of Mobil’s Knowledge, no Person except Mobil has or has asserted any rights in, or to acquire, the Real Property or any part thereof.

(e)	Condemnation. There has been no actual or, to the best of Mobil’s Knowledge, any threatened condemnation or taking by eminent domain of any of the Real Property. Mobil will give Buyer prompt notice of any actual or, if known to Mobil, any threatened condemnation of any of the Real Property.

(f)	Access. The Real Property has direct access to one or more public roads and access to telephone, electric, water and gas utility lines.

(g)	Zoning. To the best of Mobil’s Knowledge, all Real Property listed on Schedule 1.92 hereof is available for use in the conduct of the business and operations of the Pasadena Facility and complies in all material respects with all applicable deed restrictions or other applicable restrictions, building or zoning codes and the regulations of any governmental authority having jurisdiction over such Real Property. To the best of Mobil’s Knowledge, there are no zoning, building, other restrictions imposed by an operating permit or any other agreement with regulatory agencies or other similar restrictions which individually or in the aggregate would have a Material Adverse Effect. Except as set forth on Schedule 7.14(g), the Real Property and the Other Real Property Interests include all such real property as is necessary to conduct the business and operations of the Pasadena Facility as presently conducted and there is no real property other than the Real Property and the Other Real Property Interests which is owned or leased by Mobil and used in connection with the ownership and operation of the Pasadena Facility. To the best of Mobil’s knowledge, no improvements located on the Real Property encroach on any adjoining premises.

(h)	Environmental. Except as set forth in Schedule 10.4(b):

(i)	To Mobil’s Knowledge, all Transferred Assets (including underlying groundwater) owned or leased by Mobil have been and continue to be owned or leased by Mobil in compliance with all Environmental Laws.

(ii)	To the best of Mobil’s Knowledge, other than the matters giving rise to the Consent Decree, there have been no past and there are no pending (1) Claims received by Mobil with respect to any alleged violation of any Environmental Law, or (2) complaints, notices, or requests for information to Mobil regarding potential liability under any Environmental Law.

(iii)	To the best of Mobil’s Knowledge, there are no Environmental Conditions at, on, or under any Real Property now owned by Mobil nor have there been any Environmental Conditions at, on or under any property previously owned, currently leased, or previously leased by Mobil in connection with the ownership and operation of the Pasadena Facility that, singly or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect.

(iv)	To the best of Mobil’s Knowledge, Mobil has been issued, and is in compliance with, all permits, certificates, approvals, licenses, and other authorizations relating to environmental matters and necessary for its ownership and operation of the Pasadena Facility and the Transferred Assets, if any.

(v)	No property now or previously owned or leased by Mobil in connection with the ownership and operation of the Pasadena Facility is listed or, to the best of Mobil’s Knowledge, is proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any other similar state list of sites requiring investigation or cleanup.

(vi)	To the best of Mobil’s Knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any Real Property now or previously owned by Mobil.

(vii)	To the best of Mobil’s Knowledge, in connection with its ownership and operation of the Pasadena Facility and the Transferred Assets, Mobil has not transported or arranged for the transportation of any Hazardous Substances to any location that is listed or proposed for listing on the national Priorities List pursuant to CERCLA, on the CERCLIS, or on any other similar state list, or which is the subject of federal, state, or local enforcement actions or other investigations that may lead to material claims against Mobil for any remedial work, damage to natural claims against Mobil for any remedial work, damage to natural resources, or personal injury, including claims under CERCLA.

(viii)	There are no Environmental Liens recorded against any of the Transferred Assets. As used here, “Environmental Lien” means a lien in favor of any government or costs incurred by such government entity in response to the release or threatened release of any substance into the environment.

(i)	Certain Easements. To the best of Mobil’s Knowledge, the instruments described on Schedule 7.14(i) do not have a Material Adverse Effect.

(j)	Easements Not Located. To the best of Mobil’s Knowledge, Mobil has delivered to Buyer true and complete copies of each of the instruments described on Schedule 7.14(j), and such instruments have not been modified or amended except as set forth on said Schedule 7.14(j).

(k)	No Default of Covenants. To the best of Mobil’s Knowledge, no default exists nor has any event occurred that, with the giving of notice or the passage of time, or both, would constitute a default under the covenants contained in that certain deed dated April 27, 1951 by Beck Cattle & Land Company to Mathieson Chemical Corporation.

7.15 Governmental Authorizations. Schedule 1.48 hereto sets forth a true and accurate listing of all Governmental Authorizations, all of which are in full force and effect as of the Closing Date. Other than the Governmental Authorizations listed on Schedule 1.48, to the best of Mobil’s Knowledge, there are no permits, licenses, approvals, variances or authorizations necessary in order to fully and completely use, operate, maintain and manage the Real Property in the manner in which such Real Property has been used, operated and maintained. To the best of Mobil’s Knowledge, Schedule 1.48 indicates which Governmental Authorizations are assignable and transferable to Buyer. Except as set forth on Schedule 1.48, to the best of Mobil’s Knowledge no application by Mobil for a Governmental Authorization has been denied or withdrawn nor is any application therefor pending.

7.16	Condition of Transferred Assets/Disclaimer of Warranties.

(a)	The Transferred Assets shall be operational on the Closing Date and are being conveyed on an “as is-where is” basis (except with respect to the environmental condition of the Transferred Assets). There are no oral agreements, warranties or representations, collateral to or affecting the Transferred Assets by Mobil, any agent of Mobil or any third party. Mobil is not liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the Transferred Assets made by any broker, agent, employee, servant or other Person, unless the same are specifically set forth herein.

(b)	EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE VII AND IN ARTICLES V, X AND XII, NEITHER MOBIL NOR ANY OTHER PERSON MAKES ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, STATUTORY, OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE TRANSFERRED ASSETS INCLUDING, WITHOUT LIMITATION: (I) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE REAL PROPERTY, APPURTENANCES, EQUIPMENT AND STRUCTURES THEREON, (II) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY OF THE PROPERTY, STRUCTURES, APPURTENANCES OR EQUIPMENT, (III) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE TRANSFERRED ASSETS, ANY APPURTENANCES THERETO, EQUIPMENT OR STRUCTURES THEREON, AND (IV) THE PRESENCE OR ABSENCE OF RADIOACTIVE MATERIALS.

7.17	No Other Representations or Warranties. Except for the representations and warranties contained in this Article VII, neither Mobil nor any other Person makes any other express or implied representation or warranty on behalf of Mobil.

7.18	No Omissions. No representation or warranty of Mobil in this Agreement, any Schedule or Exhibit attached hereto, or any certificate delivered by Mobil at Closing pursuant to the terms and conditions of this Agreement, contains or will contain any untrue statement of a material fact nor do such representations and warranties taken as a whole omit any matter necessary in order to make any material statement contained herein or therein not misleading. Mobil will not voluntarily take any action which would make any of its representations or warranties herein untrue in any respect on and as of the Closing Date.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Mobil as follows:

8.1	Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite partnership power and authority to purchase, own, lease and operate the Transferred Assets.

8.2	Authorization. Buyer has full partnership power and authority to execute and deliver the Documents and to perform its obligations thereunder. The execution, delivery and performance by Buyer of the Documents have been duly and validly authorized by all requisite action of Buyer and no additional authorization or consent is required in connection with the execution, delivery and performance by Buyer of the Documents.

8.3	Consents and Approvals. Except as set forth on Schedule 8.3, no consent, approval, waiver or authorization is required to be obtained by Buyer from, and no notice or filing is required to be given by Buyer to, or made by Buyer with, any federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice or filing, would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of Buyer to effect the Closing.

8.4	Non-Contravention. The execution, delivery and performance by Buyer of the Documents and consummation of the Transactions contemplated thereby, does not and will not (i) violate any provision of the certificate of limited partnership or limited partnership agreement of Buyer; or (ii) violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which Buyer is subject, including any Governmental Authorization, other than any conflict, breach, termination, default, cancellation, acceleration, loss, or violation which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Buyer to perform its obligations hereunder.

8.5	Binding Effect. When executed, the Documents will constitute valid and legally binding obligations of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.6	Brokers’ or Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the Transactions contemplated by this Agreement.

8.7	Financial Capability. Buyer will have on the Closing Date sufficient funds: (i) to effect the Closing and all other Transactions contemplated by this Agreement, and (ii) to operate the Pasadena Facility in a manner substantially similar to Mobil’s operation of the Pasadena Facility as of the Closing Date.

8.8	Condition of Transferred Assets/Reliance.

(a)	Buyer agrees that, with respect to the Transferred Assets, Buyer has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Mobil or any agent of Mobil unless the specific terms of the warranty or representation are set forth in this Agreement. Buyer acknowledges that the Parties have conducted and documented an inspection of the Pasadena Facility’s Ammonia Tank for the purpose of assuring full disclosure regarding the condition of the Ammonia Tank upon conveyance to Buyer. Buyer has reviewed all documentation provided to it by Mobil regarding the Ammonia Tank and represents and warrants that Buyer is competent and willing to take all measures reasonably necessary to maintain the Ammonia Tank in a safe condition.

(b)	Buyer acknowledges that the Transferred Assets are being conveyed hereunder “as is-where is,” (as more specifically represented in Section 7.16(a)) with any and all faults and that there are no oral agreements, warranties or representations, collateral to or affecting the Transferred Assets by Mobil, any agent of Mobil or any third party. Buyer acknowledges that Mobil is not liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the assets made by any broker, agent, employee, servant or other Person, unless the same are specifically set forth herein in writing.

(c)	Except as specifically set forth in this Agreement, Buyer releases Mobil from any obligation with regard to the condition of any Transferred Asset subsequent to the Closing Date.

(d)	The terms and conditions of this Section 8.8 shall expressly survive the Closing and not merge into any deed, contract or bill of sale issued in connection herewith.

8.9	No Other Representations or Warranties. Except for the representations and warranties contained in this Article VIII and in Section 12.1, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE IX

EMPLOYMENT MATTERS

9.1	Post-Closing Obligations to Certain Employees.

(a)	Buyer shall offer employment on an “at-will basis” effective as of the Closing Date to all Employees immediately prior to the Closing Date (said number of Employees to be consistent with Mobil’s operating plans); provided, however, that any Inactive Employee who is absent from active service on the Closing Date by reason of such Inactive Employee’s entitlement to short-term disability, long-term disability or workers’ compensation benefits, and who is medically certified to return to work within six (6) months of the Closing Date, (unless otherwise provided in the Union Contract), shall be offered for a reasonable time thereafter employment by Buyer effective upon such Inactive Employee’s availability to return to active service, provided, however, that Buyer shall not be required to offer employment to any such Inactive Employee unless Buyer shall have determined that a business need for such Inactive Employee’s services exists at the Pasadena Facility. Each offer of employment to an Employee shall be at the same compensation rate, position and place of employment held by such Employee immediately prior to the Closing Date and upon such other terms and conditions of employment as may be determined by Buyer in its sole discretion, provided, however, that the offer to each Employee shall be on terms and conditions not materially less favorable to such Employee than the terms and conditions applicable immediately prior to the Closing Date. From the Closing Date through the first anniversary thereof, Buyer shall provide Employees who accept employment with Buyer (“Buyer Employees”) a commensurate employee benefits program as to which contributions shall be substantially equal in the aggregate to the amounts contributed by Mobil under the Mobil Benefits Plan maintained for Employees (including the enhancements to the Mobil Benefits Plan announced during the fourth quarter of 1997) and which became effective on or before the Closing Date. Mobil acknowledges that the determination of a “commensurate employee benefits program” shall take into consideration the costs associated with Buyer and its Affiliates maintaining an employee benefits program that is substantially consistent for all of Buyer’s and its Affiliates’ employees.

(b)	Buyer shall grant all Buyer Employees credit for purposes of eligibility and vesting (but with appropriate offsets so as not to duplicate benefits) under Buyer’s employee benefit plans (including vacation) for their service with Mobil prior to the Closing Date, to the same extent such service is taken into account under the Mobil Benefit Plans as of the Closing Date.

(c)	Buyer shall provide a medical plan the benefits of which in the aggregate are substantially similar to the medical plan in effect as of the Closing Date so as to ensure immediate coverage of all Buyer Employees, subject to the provisions of Section 9.1(a). Such medical plan shall, if applicable, grant credit for amounts paid by Buyer Employees toward deductibles during the applicable plan year, including the Closing Date, and shall not exclude from coverage services and supplies related to an illness or injury covered under the Mobil medical plan solely because such illness or injury would otherwise be deemed a pre-existing condition under Buyer’s medical plan. Buyer shall establish and maintain from the Closing Date through the first anniversary of the Closing Date, a retiree life insurance plan for Buyer Employees substantially similar to the retiree life insurance plans of Mobil applicable to Employees and in effect immediately prior to the Closing Date. A true, correct and complete list of all Employees who are currently eligible for retiree life insurance benefits if their employment were terminated as of the date hereof, and their current ages and years of service, is set forth on Schedule 7.10(b).

(d)	With respect to Buyer Employees who (i) meet the requirements for retiree medical coverage under any Mobil Benefits Plan (a “Mobil Retiree Medical Plan”) on the Closing Date or (ii) would have met such requirements within 12 months of the Closing Date had their employment with Mobil continued during such 12-month period and who subsequently meet such requirements (determined by crediting service with Buyer, and age attained during such service, as service with Mobil), Mobil agrees to, at its own expense, offer such Buyer Employees coverage under the applicable Mobil Retiree Medical Plan. Mobil will offer coverage under the Mobil Retiree Medical Plan to any Buyer Employee who has met such eligibility requirements at the Closing Date and when employment with Buyer terminates (whether or not such Buyer Employee was eligible for an offer at the Closing Date). The eligibility requirements for coverage under a Mobil Retiree Medical Plan are as follows: (1) a salaried employee must be at least 50 years old and have at least 10 years of service with Mobil; and (2) an hourly employee must be at least 55 years old and have at least 20 years of service with Mobil. Mobil will retain all liabilities for retiree medical coverage for this group of Buyer Employees.

Schedule 9.1(d) lists all Employees who, as of the date of this Agreement, are eligible or may become eligible for retiree medical coverage under a Mobil Retiree Medical Plan in accordance with the preceding paragraph. Prior to the Closing Date, Mobil will provide individual notification to such Employees of their right or potential right to elect retiree medical coverage under the applicable Mobil Retiree Medical Plan as above-described (at the time they terminate their employment with Mobil, if applicable, and with Buyer). Within two (2) Business Days after the Closing Date, Mobil will provide Buyer with a final list of Buyer Employees eligible or potentially eligible for retiree medical coverage under an applicable Mobil Retiree Medical Plan (subject to the addition of any Inactive Employees who are later employed by Buyer in accordance with this Section 9.1).

(e)	With respect to Buyer Employees not described in subsection (d) above, Buyer agrees to provide certain retiree medical coverage to such Buyer Employees who satisfy the eligibility requirements for coverage under the Mobil Medical Plan (as described in subsection (d) above) upon termination of employment with Buyer, except that “service” shall include service with Buyer. Buyer Employees who are eligible for coverage under a Mobil Retiree Medical Plan shall be specifically excluded from eligibility for retiree medical coverage with Buyer. Buyer shall provide such retiree medical coverage as it is able to obtain from the insurer for its group medical plan for active employees, as such insurer may be changed from time to time (an “Agrifos Retiree Medical Plan”). The aggregate cost to Buyer for providing such coverage shall not exceed $566,000, which is the amount that the Parties agree is the present value of the projected cost for providing coverage under the Agrifos Retiree Medical Plan. Buyer and Mobil agree to split this projected cost $198,000 and $368,000, respectively. Mobil agrees to pay its share of the projected cost by means of a credit to Buyer against payment of the Purchase Price at Closing. Coverage under the Agrifos Retiree Medical Plan shall be unfunded and shall be provided on a pay-as-you-go basis.

(f)	Buyer shall provide all Buyer Employees with vacation time rather than cash in lieu of vacation time for all vacation earned, accrued and unpaid through the Closing Date. Mobil shall pay to Buyer any accrued vacation settlement as part of the Post Closing Statement.

(g)	Buyer shall establish and maintain from the Closing Date through the first anniversary of the Closing Date a severance pay plan providing benefits to salaried Buyer Employees, the terms and benefits of which are substantially similar to the severance benefits provided by Mobil under the Separation Benefit Plan of Mobil Corporation in existence as of the Closing Date (a complete and correct copy of which has been provided to Buyer). Such plan shall recognize service with Mobil prior to the Closing Date.

(h)	Mobil shall retain sponsorship of the Mobil Benefit Plans and Mobil Benefit Arrangements, and Buyer shall not be entitled to any assets of the Mobil Benefit Plans or the Mobil Benefit Arrangements. If Buyer maintains or establishes a defined contribution savings plan, such plan shall, subject to applicable law, accept rollovers by Buyer Employees.

(i)	Except as otherwise specifically provided herein, nothing herein shall affect Buyer’s right to amend or terminate any employee benefit plan or to terminate any employee, including any Buyer Employee, at any time and for any reason.

9.2	Compliance with WARN, etc. Mobil with respect to the Employees will timely give all notices required to be given under WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such statute.

9.3	Union Contracts. At Closing, Mobil shall convey and Buyer shall assume all of Mobil’s rights and obligations under the Union Contracts, and the Parties shall use reasonable efforts to obtain the release of Mobil from each such Union Contract by the union which is party thereto.

9.4	New Assignments, Hiring. Mobil shall inform Buyer promptly and obtain Buyer’s approval of the hiring or assignment of any new salaried employees for the Pasadena Facility after this Agreement becomes effective and prior to the Closing.

9.5	Assurances. Prior to the Closing, Buyer shall keep Mobil advised of Buyer’s plans, programs and activities to comply with the provisions of this Article IX upon the Closing Date, and Mobil shall have the right, in its reasonable discretion, to determine whether such plans and programs adequately satisfy Buyer’s obligations hereunder.

ARTICLE X

MOBIL AND BUYER COVENANTS AND ENVIRONMENTAL EXAMINATION PERIOD

10.1	Access. Prior to the Closing, Mobil shall permit Buyer and its representatives to have access, during regular business hours and upon reasonable advance notice, to the Transferred Assets, subject to reasonable rules and regulations of Mobil, and shall furnish, or cause to be furnished, to Buyer, any cost and operating data, permits, approvals and other information that is available with respect to the Pasadena Facility as Buyer shall from time to time reasonably request. All information coming into the possession or knowledge of either Buyer or any of Buyer’s agents as a result of such access is deemed Confidential Information under the terms of the Confidentiality Agreement.

10.2	Conduct of Business. From the date hereof to the Closing, except as otherwise provided for in this Agreement or as agreed to in writing by the Parties, Mobil covenants and agrees (i) to conduct the Pasadena Facility in the ordinary and usual course of business; (ii) to use reasonable efforts to preserve intact the Pasadena Facility and its relationships with third parties; (iii) to maintain all necessary Governmental Authorizations in full force and effect; (iv) to not create any new Mobil Benefit Plans or Mobil Benefit Arrangements; and (v) not to create or suffer to exist, with respect to the Real Property, any liens, encumbrances, easements, restrictions, claims, reversions, options or other agreements (other than the Permitted Encumbrances) which could reasonably be expected to have a Material Adverse Effect. This Section 10.2 shall not restrict any actions Mobil may take with respect to Non-Division Assets.

10.3	Best Efforts. Mobil and Buyer will cooperate and use their respective best efforts to fulfill the conditions precedent to the other Party’s obligations hereunder, including, but not limited to, securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Mobil and Buyer shall promptly notify the other Party of any Claim or liability which is known to Mobil or Buyer but which may be the responsibility or obligation of the other Party pursuant to the terms of this Agreement.

10.4	Environmental Examination and Responsibilities.

(a)	The Parties shall conduct and complete an environmental examination (the “Environmental Examination”) of the Transferred Assets (which may include soil, surface and groundwater sampling). The Environmental Examination may commence at any time but shall end on or before the Closing (the “Environmental Examination Period”). Mobil shall provide reasonable access to the Transferred Assets for the purpose of conducting the Environmental Examination, provided that any person entering the Pasadena Facility for such purpose has been furnished with and is bound by a confidentiality agreement satisfactory to Mobil. Prior to permitting any agents, consultants or contractors to enter the Pasadena Facility, Mobil reserves the right to (i) cause any such party to execute and deliver to Mobil a satisfactory form of waiver; and (ii) cause any such party to deliver current certificates of insurance certifying that such party has in place public liability insurance during such inspection period in the minimum sum of one million dollars ($1,000,000) combined single limit for death, bodily injury and property damage, with companies and in single or blanket coverage forms reasonably satisfactory to Mobil. The Parties agree to share equally the costs and expenses of the examination.

(b)	If any suspected Environmental Condition is discovered regarding the Transferred Assets, both Parties shall be notified, provided that following the Closing, any such notice must be given to Mobil not later than one (1) year thereafter and that Buyer’s failure to give timely any such notice after the Closing Date shall relieve and release Mobil from any Claim hereunder with respect to such Environmental Condition. In the event that an Indemnified Environmental Condition is determined to have resulted from releases or activities occurring both before and after the Closing Date, responsibility for the remediation thereof shall be shared by Mobil and Buyer based upon each Party’s proportional responsibility therefor but subject to the timing and expenditure limitations set forth in Section 10.4(f). In the event of disagreement by the Parties regarding the existence of, time of causation or proportionality responsibility for such an Indemnified Environmental Condition, which disagreement is not resolved within fifteen (15) days of the date either Party provides written notice of such disagreement, then Parties shall cause a re-examination, retesting or re-evaluation to be done promptly by ERM Southwest, Inc. or another entity mutually agreeable to the Parties. The costs of such firm’s work shall be borne equally by the Parties, and such firm’s report shall be binding on the Parties as to the existence or non-existence, contribution and timing of such Indemnified Environmental Condition. The provisions of this Section 10.4(b) shall survive the Closing. The Parties hereby agree that Schedule 10.4(b) sets forth the Environmental Conditions discovered by the Parties prior to the Closing Date as the result of the Environmental Examination (the “Identified Environmental Conditions”).

(c)	The Identified Environmental Conditions shall be remedied by one of the three mechanisms below, as shall be agreed by the Parties (such agreement to be evidenced by a writing signed by both Parties and delivered at Closing); provided, however, that in the event that the Response Costs with respect to such Identified Environmental Conditions are determined by an expert mutually agreeable to the Parties to exceed five million dollars ($5,000,000), either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party and thereafter neither Party shall have any obligation, legal, equitable or otherwise, to the other Party with respect to the Transaction and the Deposit shall be returned to Buyer:

(1)	Subject to the provisions of Section 10.4(d), Mobil shall remediate or otherwise correct the Identified Environmental Condition at Mobil’s own expense to the point where such Identified Environmental Condition complies with Environmental Law, such compliance to be evidenced by (A) the issuance of a no further action letter, certificate of compliance or other form of approval or release by the relevant regulatory agency or agencies, or (B) in the event that such Identified Environmental Condition is not currently the subject of an enforcement action by any regulatory agency, the opinion of a recognized, qualified environmental consultant reasonably satisfactory to Buyer; or

(2)	Subject to the provisions of Section 10.4(e), such Identified Environmental Condition shall be deemed and scheduled as an Assumed Liability, and the Parties shall agree on a resulting reduction in the Purchase Price; or

(3)	The Transferred Asset affected by such Identified Environmental Condition shall be deemed and scheduled as a Non-Division Asset, and the Parties shall agree on a resulting reduction in the Purchase Price; provided, however, that this mechanism shall not be available if and to the extent that the inclusion of such Transferred Asset as a Non-Division Asset would have a Material Adverse Effect on the ability of Buyer to operate the Pasadena Facility from after the Closing Date in substantially the manner such Pasadena Facility was operated by Mobil on or prior to the Closing Date.

(d)	If the Parties elect mechanism #1 of Section 10.4(c) above with respect to any Identified Environmental Condition, then Mobil shall retain all liability for such Identified Environmental Condition as it existed immediately prior to the Closing Date until such Identified Environmental Condition is corrected or remediated as required by mechanism #1 and such Identified Environmental Condition shall be an Excluded Liability. During the period required for correction or remediation, Mobil shall remain liable for the Identified Environmental Condition with respect to any Claims made on Buyer by any Person with regard thereto including any fines, penalties, exemplary or punitive damages assessed with respect thereto. Buyer shall cooperate with and provide Mobil with the same rights and assistance as are provided in Section 6.3 in order that Mobil can complete the remediation or correction, and Mobil shall provide reasonable notice to Buyer before undertaking such remediation or correction. In accordance with Section 6.3 and subject to the provisions thereof, Mobil and Buyer agree that the correction/remediation and the ongoing operation of the Transferred Assets shall not unreasonably interfere with each other. Upon completion of the remediation or correction as required by mechanism #1, whichever occurs earlier, Mobil shall be automatically released from responsibility for such Identified Environmental Condition and, with respect to any such Identified Environmental Condition, Buyer shall fully indemnify, hold harmless and defend Mobil from such former condition and any related damages, losses and liabilities, as if the condition had been an Assumed Liability. The provisions of this Section 10.4(d) shall survive the Closing.

(e)	In the event that the Parties elect mechanism #2 of Section 10.4(c) above with respect to any Identified Environmental Condition, then Buyer shall fully release Mobil as to such Identified Environmental Condition, and, with respect to any such Identified Environmental Condition, Buyer shall fully indemnify, defend and hold Mobil harmless from and against any damages, losses and liabilities with regard to such Identified Environmental Condition, including any Claim brought by any Person or agency with respect to the Environmental Laws, and shall assume full obligation to bring such Identified Environmental Condition into compliance with all Environmental Laws. The provisions of this Section 10.4(e) shall survive the Closing.

(f)	Notwithstanding any other provision in this Agreement to the contrary, Mobil’s liability for Buyer Losses relating to or arising out of any Environmental Condition (other than the Identified Environmental Conditions) which is discovered after Closing and within the one-year period thereafter but which arose out of actions or omissions occurring prior to the Closing Date (an “Indemnified Environmental Condition”) shall be limited specifically in time and amount as follows, and the provisions of this Section 10.4(f) shall survive the Closing:

(1)	Mobil shall not have any liability for any Indemnified Environmental Condition unless and until the aggregate amount of all Response Costs with respect to such Indemnified Environmental Condition exceeds ten thousand dollars ($10,000). Buyer shall assume all liability with respect to any Indemnified Environmental Condition with respect to which the Response Costs do not exceed $10,000 (a “De Minimis Condition”) and each such De Minimis Condition shall constitute an Assumed Liability hereunder. No De Minimis Condition shall be included in the calculation of or count toward the Buyer Cap.

(2)	In the event that the Response Costs for any Indemnified Environmental Condition are more than $10,000 but less than $150,000 (a “Type A Condition”), then Buyer shall be responsible for all such Response Costs with respect thereto subject to the limitations of subparagraph (4) below. All Response Costs incurred by Buyer with respect to a Type A Condition shall be included in the calculation and shall count toward the Buyer Cap and shall be deemed and scheduled as an Assumed Liability of Buyer.

(3)	In the event that the Response Costs for any Indemnified Environmental Condition are more than $150,000 (a “Type B Condition”), then Buyer shall be responsible for (A) the first $150,000 of Response Costs with respect thereto and (B) 35% of all remaining Response Costs with respect thereto, in each case subject to the limitations of subparagraph (4) below. All Response Costs incurred by Buyer with respect to a Type B Condition shall be included in the calculation and shall count toward the Buyer Cap and shall be deemed and scheduled as an Assumed Liability of Buyer.

(4)	Notwithstanding anything to the contrary herein, expenditures by Buyer with respect to Indemnified Environmental Conditions (excluding expenditures with respect to De Minimis Conditions) shall not, in the aggregate, exceed the Buyer Cap; provided, however, that expenditures with respect to Indemnified Environmental Conditions in excess of the Mobil Cap shall be for the account of Buyer as set forth in subparagraph (5) below.

(5)	Notwithstanding anything to the contrary herein, expenditures by Mobil with respect to Indemnified Environmental Conditions shall not, in the aggregate, exceed the Mobil Cap; and Buyer shall release, hold harmless and indemnify Mobil for any responsibility or liability for Indemnified Environmental Conditions in excess of the Mobil Cap and for any Environmental Condition for which Mobil was not notified within one (1) year following the Closing Date. Value determination shall be by an expert mutually-agreeable to the Parties.

(g) (1)	In the event that Buyer discovers any Indemnified Environmental Condition within the one-year period from and after the Closing Date, Buyer shall promptly give written notice of such Indemnified Environmental Condition to Mobil specifying the factual basis of such Indemnified Environmental Condition (a “Notice of Environmental Condition”). To the extent practicable, such Notice of Environmental Condition shall be accompanied by a report from a professional environmental consultant retained by Buyer setting forth such testing, sampling or analytical results to evidence its determination of the existence of such Indemnified Environmental Condition, the proposed Response to such Indemnified Environmental Condition and an estimate of the Response Costs reasonably required to implement such Response (the “Supporting Materials”). Notwithstanding anything herein to the contrary, the failure of Buyer to provide such Supporting Materials with the Notice of Environmental Condition shall not cause the Notice of Environmental Condition to be deemed to have been untimely given for purposes of the limitation requiring Buyer to give notice of any Indemnified Environmental Condition within the one-year period from and after the Closing Date, provided that Buyer shall provide Mobil with such Supporting Materials within 180 days of the date of delivery of the Notice of Environmental Condition. In the event that (i) a Notice of Environmental Condition is given on or prior to the date which is one (1) year from and after the Closing Date and (ii) the Supporting Materials with respect to such Notice of Environmental Condition are provided within such 180-day period, then Mobil’s liability for the Indemnified Environmental Condition which is the subject of such Notice of Environmental Condition shall survive until such time as the Indemnified Environmental Condition is remediated in accordance with the standards set forth in Section 10.4(c)(1) of this Agreement.

(2)	Following receipt of a Notice of Environmental Condition and the Supporting Material with respect thereto, Mobil shall have ninety (90) days to make such investigation of such Indemnified Environmental Condition as Mobil deems reasonably necessary or desirable and to provide Buyer with written notice of Mobil’s objection to Buyer’s Notice of Environmental Condition, accompanied by a report from a professional environmental consultant retained by Mobil setting forth such testing, sampling or analytical results evidencing the basis for its objection to the existence of such Indemnified Environmental Condition, the proposed Response to such Indemnified Environmental Condition and/or Buyer’s estimate of the Response Costs associated therewith.

(3)	Following receipt of such written objection by Mobil, the environmental consultant retained by Buyer and the environmental consultant retained by Mobil shall work each with the other to resolve such dispute within thirty (30) days of Buyer’s receipt of Mobil’s written objections. In the event such environmental consultants cannot resolve such dispute within such period, such environmental consultants shall mutually agree on the selection of a third environmental consultant (which shall not have been employed previously by either Party or an Affiliate thereof). The determination of such third environmental consultant shall govern. The Parties shall share equally in the costs and expenses of such third environmental consultant.

(4)	If Mobil does not provide Buyer with such written notice of Mobil’s objection to Buyer’s Notice of Environmental Condition within such ninety (90) day period or upon agreement by Mobil’s and Buyer’s environmental consultant, as the case may be, Buyer shall implement the proposed Response and, upon the incurrence of such Response Costs and subject to the limitations set forth in paragraph (f) above, Mobil shall reimburse Buyer the full amount of such Response Costs within ten (10) days of Buyer’s presentation of invoices to Mobil for such Response Costs.

(5)	Notwithstanding anything herein to the contrary, as between Mobil and Buyer, Mobil shall not be permitted to maintain an objection to any Indemnified Environmental Condition if the proposed Response with respect thereto is required as the result of an emergency or as the result of an order of any federal, state or local governmental authority having jurisdiction over the Indemnified Environmental Condition and the failure to comply with such order would (A) subject Buyer to criminal prosecution or criminal or civil penalty, or (B) cause the Pasadena Facility, the Real Property or any Transferred Asset to be subject to an Environmental Lien or foreclosure.

10.5	Wetlands Project. Notwithstanding anything herein to the contrary, Mobil shall retain liability for the Wetlands Liabilities, including any and all liability arising under the Consent Decree, and shall indemnify and hold Buyer harmless with respect thereto. This Section 10.5 shall survive the Closing and shall not be subject to the limitations on liability set forth in Section 10.4(f) or Section 14.3.

10.6	Exclusivity. Until the Closing Date or the termination of this Agreement, a Party shall not negotiate or discuss with any third party (without the prior written consent of the other Party) the acquisition or divestiture of the Transferred Assets, provided that each Party may discuss the transactions contemplated in this Agreement with its agents, consultants, attorneys and accountants, and Buyer may discuss such matters with its lenders or prospective lenders.

10.7	Subsequent Asset Sales by Buyer. Without the prior written consent of Mobil (which consent shall be limited to review and consideration of the subject matter listed on Schedule 10.7 and which consent shall not be unreasonably withheld), Buyer shall not sell or agree to sell any portion of the Transferred Assets, including all or any portion of the Existing Gypsum Stacks or their contents, at any time prior to the last to occur of (i) Closure and (ii) the satisfaction of all of Mobil’s outstanding obligations under the Sulfuric Acid Exchange Agreement between Mobil Oil Corporation and Air Products Manufacturing Corporation dated January 1, 1989, as amended by Addendum No. 1 executed on August 8, 1994 and further amended by Addendum No. 2 executed on August 28, 1996. Mobil’s consent may be contingent upon Buyer first entering into a written agreement with the subsequent buyer providing therein such provisions from this Agreement as Mobil may reasonably request, including but not limited to adequate security arrangements and other reasonable assurances intended to protect Mobil’s interests should a future sale of the Transferred Assets by the subsequent buyer be contemplated. Buyer shall give Mobil reasonable notice and time to review such third-party agreement to ensure that Mobil is adequately protected as contemplated herein. In addition, Buyer agrees that the deed conveying title to the Real Property to Buyer shall contain the following restrictive covenant and notice:

“As part of the consideration for this conveyance, Buyer for itself, its successors or permitted assigns, covenants and agrees that (i) (A) neither the contents and/or material comprising the Existing Gypsum Stacks nor any part thereof shall at any time be used, moved, sold, distributed or disposed of without the prior written consent of Mobil or its successors or assigns and (B) neither any land herein conveyed on which the Existing Gypsum Stacks are located nor any part thereof shall at any time from the date of this deed forward through the date of Closure be used, moved, sold, distributed or disposed of without the prior written consent of Mobil or its successors or assigns, (ii) this covenant shall survive delivery of this deed, (iii) this covenant and agreement is to run with the land herein conveyed, and (iv) a similar restrictive covenant shall be inserted in any deed, lease or other instrument conveying or demising the Existing Gypsum Stacks or any land herein conveyed on which such Existing Gypsum Stacks are located or any part thereof.

Notice: The land conveyed herein may be or may have been used for the manufacture and storage of naturally occurring radioactive materials which may remain on or may have spilled, leaked, seeped or entered onto or under the ground or into ground waters of the land conveyed herein.”

10.8	Purchase Price Allocation. Mobil and Buyer will negotiate in good faith to agree to an allocation of the Purchase Price for the Transferred Assets among the Transferred Assets; provided, however, that such Purchase Price allocation conforms in all respects to the requirements of the Code and the regulations promulgated thereunder, as well as any applicable state, local or foreign law. Mobil and Buyer will use the asset values determined from such allocation for purposes of all reports and returns with respect to Taxes, including Internal Revenue Service Form 8594 or any equivalent statement.

ARTICLE XI

CONDITIONS TO CLOSING

11.1	Conditions to the Obligations of Buyer and Mobil. The obligations of Mobil and Buyer to effect the Closing are subject to the satisfaction or waiver of the following conditions prior to Closing:

(a)	HSR Act. All filings under the HSR Act have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

(b)	No Injunctions. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order with respect to the Transaction which is, and no action, investigation, suit or other challenge shall be, in effect on the Closing Date which prohibits the consummation of the Closing.

11.2	Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction or waiver by Buyer of the following conditions at or prior to Closing:

(a)	Representations and Warranties. The representations and warranties of Mobil contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date, except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date, and Buyer shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of Mobil.

(b)	Covenants. The covenants and agreements of Mobil to be performed on or prior to the Closing shall have been duly performed in all material respects, and Buyer shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of Mobil.

(c)	Legal Opinions. Buyer shall have received the opinion of Mobil counsel, dated as of the Closing Date, addressed to Buyer substantially to the effect set forth in Schedule 4.3(f) hereto.

(d)	No Material Adverse Change. Since the date of this Agreement, the Transferred Assets shall not have suffered a Material Adverse Change.

(e)	Buyer’s Financing. Buyer shall have received the proceeds of borrowings under the Financing Agreements necessary to fund the payment of the Purchase Price.

(f)	Governmental Authorizations. Buyer shall have received executed assignments, applications for transfer letters or transfer applications prepared jointly by Mobil and Buyer no later than the Closing Date, when required by law for all Governmental Authorizations, so as to enable Buyer to acquire the Transferred Assets and to continue the operations of the Pasadena Facility from and after the Closing Date in substantially the same manner as conducted by Mobil prior thereto, except only those consents to assignment, novations and other such instruments, the absence of which, in Buyer’s reasonable judgment, will not have a Material Adverse Effect. The Parties shall cooperate using reasonable commercial efforts to complete the transfers. Buyer specifically recognizes that, as set forth in Schedule 7.3, many authorizations cannot be effected until post-Closing and are contingent upon Buyer being able to demonstrate reasonable assurances to the appropriate agency that it can operate the Transferred Assets in accord with the Governmental Authorizations. Buyer shall have assisted Mobil in the preparation of all documents associated with this Section 11.2(f) by the Closing Date.

(g)	Title Insurance. Buyer shall have received title insurance from a licensed title insurer insuring title to the Real Property free and clear of all title exceptions except the Permitted Encumbrances.

(h)	Turnaround. Mobil shall have completed all regularly scheduled turnarounds of the Pasadena Facility in accordance with established schedules and scope of work.

11.3	Conditions to the Obligations of Mobil. The obligation of Mobil to effect the Closing is subject to the satisfaction or waiver prior to the Closing of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date, except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date, and Mobil shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

(b)	Covenants. The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects, and Mobil shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

(c)	Legal Opinions. Mobil shall have received the opinion letter of Buyer’s counsel, dated as of the Closing Date, addressed to Mobil substantially to the effect set forth in Schedule 4.2(e) hereto.

(d)	Payment. Mobil shall have received the moneys payable at Closing pursuant to Article III.

ARTICLE XII

ADDITIONAL AGREEMENTS

12.1	Municipally Financed Property. Mobil has informed Buyer that certain of the Transferred Assets described in Schedule 12.1(a) (the “Municipally Financed Property”) has been financed with the proceeds of certain bonds (the “Bonds” issued as a refinancing on July 1, 1997 of certain bonds issued to refund the then outstanding bonds issued in 1978 (the “Prior Bonds”). The Bonds have a maturity date of July 1, 2007. Mobil has provided Buyer with copies of the relevant agreements and the Offering Circular issued in connection with the Bonds and copies of the relevant agreements issued in connection with the Prior Bonds. (Such documents are listed in Schedule 12.1(b) hereto.) Mobil hereby covenants to Buyer that Mobil shall not without Buyer’s prior written consent agree to any amendment of the Bonds or any financing document executed in connection therewith which would result in the extension of the final maturity date of the Bonds past July 1, 2007. Buyer represents to Mobil that until the final maturity date of the Bonds, or such earlier date on which all of the Bonds have been redeemed, it will not use the Municipally Financed Property for purposes other than pollution control and/or sewage treatment (a “Qualifying Purpose”) and that it will not take any action which will cause the Bonds to cease being exempt from tax under provisions of applicable law as in effect on the date of this Agreement.

Buyer agrees that if any of the Municipally Financed Property is retired from service, or ceases to be used for a Qualifying Purpose, it will provide written notice to Mobil within ten (10) days of the decision to retire such property or the date such property ceases to be used for such Qualifying Purpose if such cessation is through damage to the property, describing in such detail as Mobil may reasonably require the facilities that cease to be used for a Qualifying Purpose and the use, if any, that is intended to be made of such property. Buyer further agrees to notify Mobil within ten (10) days of the occurrence of any of the following events:

(a)	the Municipally Financed Property is damaged or destroyed to such an extent that either (i) the required restoration and repair could not reasonably be expected to be completed within a period of six (6) months after commencement of restoration or repair, (ii) Buyer (or any subsequent assignee) is prevented or would likely be prevented from using the Municipally Financed Property for its normal purposes for a period of six (6) months or more or (iii) the cost of restoration and repair would exceed twenty-five percent (25%) of eleven million one hundred twenty-two thousand, five hundred dollars ($11,122,500.00); or

(b)	title to the whole or any part of the Municipally Financed Property or the use of possession thereof is taken or condemned by a competent authority to such an extent that Buyer (or any subsequent assignee) is prevented or would likely be prevented from using the Municipally Financed Property for its normal purposes for a period of six (6) months or more; or

(c)	changes, which Buyer cannot reasonably control or overcome, in the economic availability of materials, supplies, labor, equipment and other properties and things necessary for the efficient operation of the Municipally Financed Property as pollution control or sewage facilities occur, or technological or other changes occur, which render the continued operation of the Municipally Financed Property uneconomic for such purposes; or

(d)	unreasonable burdens of excessive liabilities are imposed upon Buyer (or any subsequent assignee) with respect to the Municipally Financed Property or the operation of the Municipally Financed Property, including, but without being limited to, federal, state or other ad valorem, property, income or other taxes, other than such taxes as are currently imposed on the date of this Agreement, including, but without limitation, ad valorem taxes imposed on the date of this Agreement, upon privately owned property used for the same general purposes as the Municipally Financed Property.

Buyer further agrees that, upon any sale, conveyance or other transfer of the Municipally Financed Property or control of the Municipally Financed Property to any person or entity, it shall require that such person or entity give such notice to Buyer and Mobil in the time period set forth above.

In addition, Buyer shall allow Mobil and its agents access to the Municipally Financed Property at reasonable times and on reasonable notice and shall provide such additional information as Mobil may request for the purpose of determining whether the Municipally Financed Property is being used for a Qualifying Purpose or for determining whether or demonstrating that the Bonds (or any bonds issued to refund the Bonds) are, were or will be exempt from tax.

Buyer agrees not to sell or otherwise transfer the Municipally Financed Property to any person unless the purchaser or transferee undertakes to comply with the requirements of this Section 12.1.

ARTICLE XIII

POST-CLOSING OBLIGATIONS

13.1	Post-Closing Obligations.

(a)	At any time after the Closing Date, either Party, at the request of the other, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably required to effectuate the sale, assignment, transfer or delivery of the Transferred Assets or to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby. Should Mobil be billed for any real estate taxes applicable to the Transferred Assets for any period after the Closing Date, which taxes were not allocated and paid by Buyer at the Closing or pursuant to the Post-Closing Statement, Mobil shall forward such bill to Buyer who will pay it directly and timely.

(b)	The Parties shall cooperate using reasonable commercial efforts to complete transfers or to effect the issuance of Governmental Authorizations in the name of Buyer. Notwithstanding the fact that a Governmental Authorization shall not have been effectively transferred or issued to Buyer as of the Closing Date, Buyer agrees that, with respect to each such Governmental Authorization which is required for the continued operation of the Pasadena Facility, it shall comply with the terms and conditions thereof as if such Governmental Authorization had been transferred to or issued in the name of Buyer as of the Closing Date.

ARTICLE XIV

SURVIVAL; INDEMNIFICATION

14.1	Survival. All of the representations and warranties of Mobil contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon the Closing Date, except that (i) the representations and warranties in Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.12 shall have no expiration date and (ii) the representations and warranties in Sections 7.6, 7.7, 7.9, 7.10, 7.11, 7.13, 7.14 and 7.15 shall survive for one (1) year from the Closing Date. The representations and warranties of Buyer contained in this Agreement shall expire upon the earlier of (i) completion of Closure and (ii) expiration of the applicable statute of limitations. In the event notice of any claim for indemnification under Section 14.2(i) or Section 14.3(a)(i) is given within the applicable survival period, and as otherwise permitted by the provisions of this Agreement, the representations and warranties that are the subject of such indemnification claim (but only such claim) shall survive until such time as such claim is finally resolved. Except as expressly set forth in Section 14.7 below, all claims for indemnification under Section 14.3(a)(ii) shall survive the Closing Date and shall survive until each such claim is finally resolved.

14.2	Indemnification by Buyer. Buyer hereby agrees that it shall indemnify, defend and hold harmless Mobil, its Affiliates and, if applicable, their respective directors, officers, attorneys, accountants, agents, employees (other than the Employees) and representatives and their heirs, successors and assigns (the “Mobil Indemnified Parties”) from, against and in respect to any damages, claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, fines and costs and expenses (including, without limitation, removal costs, Response Costs, remediation and correction costs, changes to plant or equipment, fines, penalties and expenses of investigation and ongoing monitoring, and reasonable attorneys’ fees) but excluding consequential, indirect, special, punitive or exemplary damages related solely to actions or inactions of any of the Mobil Indemnified Parties (collectively, the “Mobil Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Mobil Indemnified Parties, directly or indirectly, relating to or arising out of (i) any breach of any representation or warranty made by Buyer contained in this Agreement (ii) the Assumed Liabilities, (iii) the breach of any covenant or agreement of Buyer contained in this Agreement, and (iv) operation of the Transferred Assets after the Closing Date.

14.3	Indemnification by Mobil.

(a)	Mobil shall indemnify, defend and hold harmless Buyer, and, if applicable, its directors, officers, partners, attorneys, accountants, agents and employees (other than the Buyer Employees) and their heirs, successors and assigns (the “Buyer Indemnified Parties” and, collectively with the Mobil Indemnified Parties, the “Indemnified Parties”) from, against and in respect to any damages, claims, losses, liabilities, changes, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, fines and costs and expenses (including, without limitation, removal costs, Response Costs, remediation and correction costs, charges to plant or equipment, fines, penalties and expenses of investigation and ongoing monitoring, and reasonable attorneys’ fees) but excluding consequential, indirect, special, punitive or exemplary damages related solely to actions or inactions of any of the Buyer Indemnified Parties (the “Buyer Losses”) imposed on, sustained, incurred or suffered by or asserted against any of Buyer Indemnified Parties, directly or indirectly, relating to or arising out of (i) the breach of any representation or warranty made by Mobil contained in this Agreement for the period such representation or warranty survives, (ii) all Excluded Liabilities and (iii) subject to Section 14.3(b), the breach of any covenant or agreement of Mobil contained in this Agreement. Buyer acknowledges that Section 10.4 and this Article XIV constitute Buyer’s sole remedy with respect to any of the matters referred to herein and expressly waives any other rights or causes of action, including those arising under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substance, including but not limited to 42 U.S.C. 9610, et seq., and 42 U.S.C. 6901, et seq.

(b)	Mobil shall not be liable to Buyer Indemnified Parties for any Buyer Losses (other than for (i) Buyer Losses relating to or arising out of any Environmental Conditions which Buyer Losses shall be subject to the provisions of Section 10.4(f) and (ii) Buyer Losses relating to or arising out of a breach of the representation and warranties set forth in Section 7.12) with respect to the matters contained in Section 14.3(a)(i) and (iii) unless either (x) the Buyer Losses from any single breach of representation, warranty, covenant or agreement exceed one hundred thousand dollars ($100,000) or (y) the aggregate Buyer Losses from all such breaches exceed three hundred seventy-five thousand dollars ($375,000), in either of which cases Mobil shall be liable to Buyer Indemnified Parties for the full amount of such Buyer Losses; provided, that Mobil’s liability under this Section 14.3(b) with respect to the matters contained in Section 14.3(a)(1) and (iii) shall be limited in time to those Buyer Losses with respect to which a notice of claim for indemnification is given by Buyer Indemnified Parties within the applicable survival period set forth in Section 14.1 and shall be further limited to an aggregate amount equal to the Purchase Price in all events. Any Buyer Losses which are Excluded Liabilities or the liability of Mobil pursuant to Section 6.2(c) shall not be included in the foregoing amounts and time period nor limited to the Purchase Price total.

14.4	Indemnification Procedures.

(a)	With respect to third-party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 14.4. In the event that any written claim or demand for which Buyer or Mobil, as the case may be (an “Indemnifying Party”), would be liable to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”).

(b)	The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand; provided, however, that the Indemnifying Party may not assume the defense of any such claim or demand unless it acknowledges to the Indemnified Party that it is liable therefor hereunder. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of Mobil hereunder shall be subject to the limitations set forth in Section 14.3(b).

(c)	Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right, at its sole cost and expense, to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, unless the Indemnified Party notifies the Indemnifying Party that, in the opinion of its counsel, there are defenses available to it which would not be available to the Indemnifying Party. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would adversely and unreasonably restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 14.3(b).

(d)	To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party, and the Indemnifying Party will advise the Indemnified Party and its counsel of all material developments in such defense or settlement. The Indemnified Party and, if applicable, the Indemnifying Party shall use its best efforts in the defense of all such claims.

14.5	Characterization of Indemnification Payments. All amounts paid by Buyer or Mobil to the other under this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes unless a determination (as defined in Section 1313 of the Code) with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the Purchase Price for United States federal income tax purposes.

14.6	Computation of Losses Subject to Indemnification. The amount of any Mobil Losses or Buyer Losses, as the case may be, for which indemnification is provided under this Article XIV shall (i) be computed net of any insurance proceeds or Tax benefits received by the Indemnified Party in connection with such Losses and (ii) exclude consequential and punitive damages and lost profits (except to the extent recovered by a third-party claimant).

14.7	Crye Litigation. In addition to, and not in derogation of, the indemnification provided for Excluded Liabilities in Section 14.3 of this Agreement and solely with respect to the Crye Litigation, Mobil and Buyer hereby agree as follows:

(a)	Any monetary damages which shall be assessed against, or any settlement entered into by, Mobil and/or Buyer, as between Mobil and Buyer, shall be allocated proportionally such that Mobil shall pay eighty percent (80%) and Buyer shall pay twenty percent (20%) of the total of such damages award or settlement amount.

(b)	In the event that there shall be issued any Injunction at any time on or before the commencement of the trial on the merits of the Crye Litigation, then Mobil shall pay to Buyer (i) $55,000 per day for each of the first 30 days that such Injunction shall be in effect, and (ii) $30,000 per day for each of the next 365 days thereafter during which such Injunction shall be in effect.

(c)	Notwithstanding the provisions of Section 16.2 of this Agreement, Buyer shall be entitled to collaterally assign any or all of its rights to indemnification under this Section 14.7 and the other provisions of this Agreement to its lenders under the Financing Agreements.

(d)	The Crye Litigation shall be handled in accordance with the provisions of Section 6.3 of this Agreement and Mobil shall, in accordance with Section 14.4, defend the Buyer Indemnified Parties at Mobil’s sole cost and expense; provided, however, that in the event that any of the Buyer Indemnified Parties elect to participate in such defense, the expenses of participating in such defense shall be borne by such Buyer Indemnified Party.

ARTICLE XV

TERMINATION

15.1	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by either party giving written notice of such termination to the other if the environmental examination has not been completed within the Environmental Examination Period; or

(b)	by Mobil in accordance with Section 4.1(c); or

(c)	by either Buyer or Mobil if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

15.2	Effect of Termination. In the event of the termination of this Agreement in accordance with Section 15.1, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in Sections 3.2, 10.1, 10.4(a), 16.5, 16.6, 16.7, and 16.8 and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE XVI

MISCELLANEOUS

16.1	Amendment; Waiver. Any provision of this Agreement may be amended only if such amendment is in writing and signed by Buyer and Mobil. Any provision of this Agreement may be waived only if such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

16.2	Assignment. Neither Party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other Party hereto, except that Buyer (with Mobil’s prior consent not to be unreasonably withheld or delayed) may assign its rights and obligations hereunder to an Affiliate of Buyer.

16.3	Entire Agreement. This Agreement (including all Schedules, which are incorporated herein by this reference, and all other Documents) contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term specified therein.

16.4	Parties in Interest. None of the Employees, Former Employees, Inactive Employees, OCAW, IBEW nor any other Person shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Mobil, the Indemnified Parties and their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

16.5	Continued Confidentiality. Nothing contained herein shall be construed to alter or amend the Confidentiality Agreement or any part thereof, and the Parties acknowledge the continuing nature of the obligations to each other regarding confidential information as set forth therein. The termination or expiration of this Agreement shall not affect the ongoing obligations of confidentiality set forth in the Confidentiality Agreement.

16.6	Public Disclosure. Except as may be required to comply with the requirements of any applicable Laws, no press release or similar public announcement or communication shall ever be made or caused to be made by a Party prior to or subsequent to the Closing concerning the execution or performance of this Agreement unless specifically approved in advance by the other Party, except that, from and after the Closing, Buyer may publicize the fact that the acquisition has occurred.

16.7	Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall promptly return to Mobil all Books and Records furnished by Mobil, the Pasadena Facility or any of their respective agents, employees or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such Books and Records for any purpose or make such information available to any other entity or person.

16.8	Expenses, Fees and Brokers.

(a)	Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including attorneys’ fees, shall be borne by the Party incurring such expenses.

(b)	All negotiations relating to this Agreement, the agreements and instruments to be delivered pursuant hereto and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of Mobil in such manner as to give rise to any valid claim against Mobil or Buyer for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby or thereby.

16.9	Schedules. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Buyer or Mobil or to otherwise imply that any such matter is material for the purposes of this Agreement.

16.10	Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WAIVES ANY OBJECTION TO LAYING VENUE IN SUCH COURT, WAIVES ANY OBJECTION THAT SUCH COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 16.12 OF THIS AGREEMENT.

16.11	Notices. Any notice or other communications hereunder must be in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the Party for whom it is intended, on the third (3rd) Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the Party for whom it is intended, or on the Business Day on which it is sent by telecopier; provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Buyer:

Agrifos Fertilizer L.P.

667 Madison Avenue

New York, New York 10021

Telephone: (212) 832-2400

Telecopy: (212) 750-4788

Attn: Mr. Lewis W. van Amerongen

With a copy to:

Seward & Kissel

One Battery Park Plaza

New York, New York 10004

Attention: Margaret R. Kilgore

(212) 480-8421 (Facsimile)

To Mobil:

MOBIL OIL CORPORATION

3225 Gallows Road

Fairfax, Virginia 22037

Telephone: (703) 846-3000

Telecopy: (703) 846-4669

Attn: General Manager

         Chemical Products Division

With a copy to:

Noreen Tama, Counsel (Chemical)

Mobil Business Resources Corporation

Office of Legal Counsel

3225 Gallows Road #2D1915

Fairfax, VA 22037-0001

(703) 846-4672 (Facsimile)

16.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

16.13	Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

16.14	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed as of the date first written above.

MOBIL OIL CORPORATION		AGRIFOS FERTILIZER L.P.

		By:	Agrifos Fertilizer GP L.L.C., its general partner

By:	/s/ James M. Trest	By:	/s/ Timothy Cotton
Name:	James M. Trest	Name:	Timothy Cotton
Title:	Attorney-in-Fact	Title:	Chief Operating Officer

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